UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               FIRST AMENDMENT TO
                                   FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               VERTICALBUYER, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

       Delaware                         7389                     98-0216911
-----------------------      ----------------------------    -------------------
(State of incorporation      (Primary Standard Industrial     (I.R.S. Employer
     or jurisdiction         Classification Code Number)     Identification No.)
     of organization)

                                40 Linnell Circle
                         Billerica, Massachusetts 01821
                                 (978) 663-7598
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                            Timothy Neil David Rosen
                      President and Chief Executive Officer
                               VerticalBuyer, Inc.
                                40 Linnell Circle
                         Billerica, Massachusetts 01821
                                 (978) 663-7598
           -----------------------------------------------------------
            (Name, address and telephone number of agent for service)

     Copies of all communications, including all communications set to the agent for services, should be sent to:

                               Roger Fidler, Esq.
                                163 South Street
                          Hackensack, New Jersey 07601
                          Telephone No.:(201) 457-1221
                          Facsimile No.: (201) 457-1331


     Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of     Amount       Proposed      Proposed       Amount of
Securities Being            Being        Maximum      Maximum      Registration
Registered               Registered     Offering      Aggregate        Fee
                                        Price Per      Offering
                                         Share(1)      Price(1)
--------------------------------------------------------------------------------
Shares of Common Stock
by Selling Stockholders    2,000,000     $  1.00    $ 2,000,000    $   508.00

Shares of Common Stock
Underlying "A" Warrant     1,000,000        1.00      1,000,000        254.00

Shares of Common Stock
Underlying "B" Warrant     1,000,000        1.00      1,000,000        254.00

Shares of Common Stock
Underlying "C" Warrant     1,000,000        1.00      1,000,000        254.00

Shares of Common Stock
Underlying "D" Warrants      225,000        1.00        225,000         57.15
                                                    -----------    ----------
TOTAL                                               $ 5,225,000    $ 1,327.15
--------------------------------------

(1)  Estimated for purposes of computing the  registration  fee pursuant to Rule
     457.

(2) Pursuant to Rule 416, there are also being registered such indeterminate number of shares as may become issuable as a result of stock splits, stock dividends or similar events.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

           Cross Reference Sheet Showing the Location In Prospectus of
                   Information Required by Items of Form SB-2

                   Part I. Information Required in Prospectus

Item
No.      Required Item                             Location or Caption
-----    -------------                             -------------------

1.  Front of Registration Statement             Front of Registration and
                                                Outside Front Cover of
                                                Statement and Outside Prospectus
                                                Front Cover of Prospectus

2.  Inside Front and Outside Back
    Cover Pages of Prospectus                   Inside Front Cover Page
                                                of Prospectus and Outside Front
                                                Cover Page of Prospectus
3.  Summary Information and Risk
    Factors                                     Prospectus Summary;
                                                High Risk Factors

4.  Use of Proceeds                             Use of Proceeds

5.  Determination of Offering Price             Prospectus Summary
                                                Determination of Offering Price;
                                                High Risk Factors

6.  Dilution                                    Dilution

7.  Selling Security Holders                    Selling Stockholders

8.  Plan of Distribution                        Plan of Distribution

9.  Legal Proceedings                           Litigation

10. Directors, Executive Officers,
    Promoters and Control Persons               Management

11. Security Ownership of Certain
    Beneficial Owners and Management
    of Common Stock                             Principal Stockholders

12. Description of Securities                   Description of Securities

13. Interest of Named Experts and
    Counsel                                     Legal Opinions; Experts

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities                             Statement as to Indemnification

15. Organization Within Last
    Five Years                                  Management; Certain Related
                                                Party Transactions

16. Description of Business                     Business

17. Management's Discussion
    and Analysis or Plan of
    Operation                                   Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operations

18. Description of Property                     Business

19. Certain Relationships and Related
    Transactions                                Certain Transactions

20. Market for Common Stock and
    Related Stockholder Matters                 Prospectus Summary;
                                                High Risk Factors


21. Executive Compensation                      Remuneration

22. Financial Statements                        Financial Statements

23. Changes in and Disagreements
    with Accountants on Accounting and
    Financial Disclosure                        Not Applicable

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    SUBJECT TO COMPLETION. DATED        ,2000.
PROSPECTUS
                                                   Initial Public Offering

                               VERTICALBUYER, INC.
                        5,225,000 Shares of Common Stock

     VerticalBuyer, Inc. has created two Internet websites focussing on the needs of commercial sellers and buyers of lighting equipment - one an information site and the other a site which facilitates the purchase and sale of excess lighting inventory. We intend to use these sites as models for similar sites featuring other product categories within the construction industry.

o All of the shares of our common stock offered in this prospectus are being sold by the selling stockholders listed on page 39 of this prospectus.

o This prospectus covers the resale of 5,225,000 shares of our common stock, including common stock to be issued to the selling stockholders upon the exercise of warrants.

     We sold privately 2,000,000 shares of our common stock to CSP Inc., a public company trading under the symbol "CSPI" on the Nasdaq National Market, and we are registering the resale of these 2,000,000 shares. CSPI intends to distribute to its stockholders of record on July 7, 2000, on the basis of one of our shares to every five shares of CSPI common stock owned on that date, 718,487 of the 2,000,000 shares purchased from us. The distribution of certificates representing our shares should occur as soon as possible after the date of this prospectus. We also issued to CSPI, on a private basis, warrants divided into three classes which, if exercised in full, would permit CSPI to purchase a total of 3,000,000 of our shares for $3,000,000. We are registering 1,000,000 shares of our common stock underlying our Class "A" Warrant, 1,000,000 shares underlying our Class "B" Warrant and 1,000,000 shares underlying our Class "C" Warrant. We also issued Class "D" Warrants to purchase 225,000 of our shares, 150,000 of which we issued as compensation to financial consultants and 75,000 of which we sold to option holders of CSPI.

     We will not receive any of the proceeds for the sale of shares by CSPI or any other selling stockholder. CSPI is considered to be a statutory underwriter; and, as such, will deliver to each person who is a stockholder on the record date, a certificate representing the shares of our common stock, a copy of the prospectus and a calculation sheet showing the number of shares of our common stock to which the stockholder is entitled. We intend that our shares of common stock and warrants trade on the Over the Counter Bulletin Board. CSPI presently owns 2,000,000 of 17,000,000 shares, representing 11.8% of the issued and outstanding shares of our common stock. After it distributes 718,487 shares of our common stock to its stockholders and exercises its warrants, it would own 4,281,513 of 20,225,000 or 21.4% of the issued and outstanding shares of our common stock.

     There is no underwriter or coordinating broker acting in connection with this offering. To the best of CSPI's knowledge, none of its stockholders are broker dealers or affiliates of broker dealers.

     See "Risk Factors" beginning on page 6 to read about certain factors you should consider before exercising common stock purchase warrants or purchasing shares of our common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----

Prospectus Summary............................................      3

Risk Factors..................................................      6

Dilution......................................................     19

Use of Proceeds...............................................     20

Capitalization................................................     21

Dividend Policy...............................................     21

Management's Discussion and Analysis of
Financial Condition and Results of Operations.................     21

Business......................................................     25
      History.................................................     25
      General.................................................     25
      LightingBuyer.com.......................................     26
      Competition.............................................     28
      LightingNews............................................     28
      Lightseek...............................................     29
      FinanceBuyer............................................     29
      Marketing...............................................     29
      Employees...............................................     29
      Facilities..............................................     30

Management....................................................     30

Certain Related Party Transactions............................     33

Principal Stockholders........................................     34

Description of Securities.....................................     35

Selling Stockholders..........................................     38

Plan of Distribution..........................................     39

Shares Eligible for Future Sale...............................     41

Where You Can Find More Information...........................     41

Legal Proceedings.............................................     42

Legal Matters.................................................     42

Financial Statements..........................................    F-1

                                PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding our company, exercise of our common stock warrants, the shares of our common stock registered and our financial statements and notes to those statements appearing elsewhere in this prospectus. This prospectus contains forward-looking statements based on current expectations of our company and our industry. You can identify these forward-looking statements when you see us using words such as "expect," "anticipate," estimate" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in this prospectus.

     We have launched both an information website and an auction website dedicated to the commercial lighting industry. We refer to these kinds of websites as vertical portals, as they are gateways to companies in particular industries to buy and sell products and services and to receive current industry information. We have also launched, in conjunction with a finance company, a website dedicated to small business finance. We presently generate revenues from advertising and finance and anticipate generating revenues in the future primarily from commissions based upon transactions carried out on our auction websites.

     Our management has an extensive background in marketing, publishing, software development, corporate finance and emerging public company management.

     Our current portfolio consists of the following sites:

o    Lightseek.com   --   sponsored  by  Philips   Lighting,   GE  Lighting  and
     Osram-Sylvania. Lightseek.com aims to be the premier portal site for lighting designers, architects and lighting specifiers.

o LightingBuyer.com - recently launched as a global marketplace for the commercial lighting industry.

o LightingNews.com -- sponsored by Philips Lighting is a news wire service for the world lighting industry.

o FinanceBuyer.com -- the product of a strategic alliance with SierraCities, an online bank, provides online financing for small businesses.

     VerticalBuyer, Inc., is a newly-formed company. Lightseek Ltd. was owned substantially by a partnership consisting of its founders, Tim Rosen and Leslie Kent, presently our President and Secretary-Treasurer. Messrs. Rosen and Kent had personally financed Lightseek since its inception in 1998. In order to gain further funding, to establish an alliance with an established e-commerce company and to move the center of its operations from the United Kingdom to the United States, we acquired Lightseek and shortly thereafter, sold 2,000,000 shares of our common stock and 3,000,000 common stock purchase warrants to CSPI. Messrs. Rosen and Kent own an aggregate of 14,050,000 shares out of 17,000,000 outstanding.

     We intend to continue the development of our portfolio of information and business exchange websites in the following vertical sectors:

o    Electrical
o    Construction
o    Aviation/Aerospace
o    Shipping
o    Automotive
o    Marine

     To this end, in addition to our portfolio of websites, we have registered and own the following Internet website domain names:

o    WorldLightingExchange.com
o    LightBid.com
o    LampX.com
o    ElectricalBuyer.com
o    ElectricalTimes.com
o    ConstructionBuyer.com
o    AviationBuyer.com
o    MarineBuyer.com
o    AutoPartsBuyer.com
o    AerospaceBuyer.com
o    ShippingBuyer.com
o    PlasticsBuyer.com
o    FMBuyer.com
o    Utilitiesbuyer.com
o    Globalutilitiesexchange.com

The Offering Shares offered
    by the selling stockholders                      2,000,000 shares

Shares underlying warrants                           3,225,000 shares

Exercise price of warrants                           $1.00*

Shares to be outstanding after warrant exercise      20,225,000 shares

Use of proceeds from warrant exercise                For general corporate
                                                     purposes, principally
                                                     working capital and capital
                                                     expenditures.

Proposed OTCBB symbol                                "VERB"

-----------------------------

* The exercise price of the warrants was determined through negotiation between us and CSPI and with certain consultants and bears no relation to our book value, revenues, profits, our present or proposed business prospects or other economic criteria of value.

                          SUMMARY FINANCIAL INFORMATION

Statement of Income Data:
                                   Three Months Ended        Period Ended
                                   March 31, 2000 (2)      December 31, 1999 (1)
                                   ------------------      ---------------------
                                        Actual            Actual     Pro-forma
                                        ------            ------     ---------

Net revenues                          $  10,320           $21,945     $21,945
Gross profit                              3,226               (80)        (80)

Income (loss) from operations          (194,004)          (25,273)    (25,273)

Net income                             (186,686)          (25,273)    (25,273)

Net income (loss) per share(3):
  Basic                               $   (0.00)           $(0.00)
  Weighted average shares--basic     17,000,000        17,000,000

 Diluted (3)                          $   (0.00)           $(0.00)
 Weighted average shares--diluted    17,000,000        17,000,000

------------------------------

(1) This Statement of Income Data reflects the operations of Lightseek Limited for the period from inception (May 13, 1999) through December 31, 1999. The Pro-forma column reflects the consolidated results of VerticalBuyer and Lightseek as if the acquisition had occurred on December 31, 1999.

(2) This Statement of Income Data reflects the consolidated results of VerticalBuyer and Lightseek for the quarter ended March 31, 2000.

(3) Pro-forma diluted loss per share excludes the 3,225,000 shares of common stock underlying the warrants since the exercise of such warrants would be antidilutive.

Balance Sheet Data:
                            As of March 31, 2000         As of December 31, 1999
                            --------------------         -----------------------
                                          Proforma After              Proforma
                            Consolidated Exercise of Lightseek After CSPI VerticalBuyer of Warrants(2) Limited Acquisition
                                                                          (1)
                             ---------------------------------------------------

Cash and cash equivalents     $1,694,699   $4,919,699    $      -    $1,860,000
Working capital                1,478,372    4,703,372      (62,311)   1,797,689
Total assets                   1,973,526    5,198,526       47,809    1,907,809
Debt and leases,
      long-term portion                -            -            -            -
Total stockholders' equity     1,652,057    4,877,057      (23,658)   1,836,342
----------------------------

(1) This pro-forma "After CSPI Acquisition" column represents the consolidated accounts of VerticalBuyer and Lightseek as if VerticalBuyer's acquisition of Lightseek and CSPI's acquisition of 2 million shares of VerticalBuyer's common stock had occurred on December 31, 1999.

(2)  This  pro-forma  "After  Exercise  of  Warrants"   column   represents  the
     consolidated accounts of VerticalBuyer and Lightseek as of March 31, 2000 as if all warrants had been exercised as of that date.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history upon which you may evaluate our operations.
-------------------------------------------------------------------------------

     We were formed in September, 1999 and acquired Lightseek, the business of which we have assumed, on March 1, 2000. Lightseek was formed only in May, 1999. Accordingly, we have limited operating history upon which you may evaluate us. Because our Internet auction site and Internet news portal have only recently been launched and because we have a small customer and advertiser base to date, you may find it difficult to evaluate our future prospects and evaluate our business strategy.

Our revenue model is evolving.
------------------------------

     Our revenue model calls for the collection of fees for listing products and commissions for effecting sales on our auction website as well as advertising revenues from our information website, Lightseek.com and our new website, LightingNews.com. We can give no assurance that this revenue model will be successful in that sellers will pay commissions pursuant to our present structure or existing advertisers will continue to their programs with us or that potential advertisers will choose our sites to promote their products and services. In addition, our revenue model calls for levels of transactions which may not be met.

We have a limited financial history upon which you may evaluate our financial
-----------------------------------------------------------------------------
performance.
------------

     Because of our limited financial history, we also believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

     If we do not generate revenues from our initial target market of lighting manufacturers, distributors and suppliers, or our revenues are lower than we anticipate, the ability of our company to operate as a going concern might be adversely affected.

     To address these risks and uncertainties, we must do the following:

o maintain and increase our number of registered users, items listed on our service and completed auctions;

o    maintain and grow our website and customer operations;

o    make trading through our service safer for users;

o    maintain and enhance our brand;

o    successfully execute our business and marketing strategy;

o    refine and upgrade our technology and information processing systems;

o    enhance our service to meet the needs of a changing market;

o    provide superior customer service;

o    respond to competitive developments; and

o    attract, integrate, retain and motivate qualified personnel.

Our ability to generate and increase revenues in our initial market may depend
------------------------------------------------------------------------------
on the factors stated in other risk factors and other issues.
-------------------------------------------------------------

     Generation and increase of revenues in our present markets depends on the following factors, among others:

o our ability to develop an active base of users which list items for sale and which complete transactions through our service;

o our ability to keep our website operational and to manage the number of items listed on our service;

o    federal, state or local government regulation;

o the introduction of new sites, services and products by us and our competitors;

o    the success of our brand building and marketing campaigns;

o the level of use of the Internet and online services by businesses, and, in particular, the trading of products such as those listed on our present and planned websites;

o    confidence in the security of transactions on our websites;

o our ability to upgrade and develop our systems and infrastructure to accommodate growth;

o    our ability to attract new personnel in a timely and effective manner;

o    the volume of items listed on our website;

o    technical difficulties or service interruptions;

o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

o general economic conditions and economic conditions specific to the Internet and electronic commerce industries.

     Our failure to implement one or more of these factors may lead to the failure of our business as a whole.

We anticipate we will incur continued losses for the foreseeable future.
------------------------------------------------------------------------

     We expect to incur losses for the foreseeable through costs associated with building the infrastructure necessary for our business. Our revenue may not be sufficient to fund these expenses. We may never be profitable or, if we become profitable, we may be unable to sustain profitability.

     Anticipated losses may result from our plan to increase our operating expenses to:

o    increase our sales and marketing operations;

o    broaden our customer support and software capabilities;

o    pursue strategic marketing and distribution alliances; and

o attract qualified managers for our expanded administrative and commercial functions as well as for possible new acquisitions.

     Some of our expenses are or will be fixed, including non-cancelable agreements, equipment leases and real estate leases. Other expenses will increase as we hire more personnel. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. Expenses may also increase due to the potential impact of goodwill and other charges from any future acquisitions.

     We believe that profitability and growth will depend in large part on our ability to do the following:

o    develop our brand name awareness;

o    provide our customers with superior trading experiences; and

o    maintain sufficient transaction volume to attract buyers and sellers.

We may have difficulty in obtaining additional funding, if required.
--------------------------------------------------------------------

     Although we believe that the funds to be raised through warrant exercise will be sufficient for our needs for the foreseeable future, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

     We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our services to customers, take advantage of future opportunities for strategic alliances within a particular industry, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

Acquisitions and new strategic alliances may disrupt or otherwise have a
------------------------------------------------------------------------
negative impact on our business.
--------------------------------
     We plan to make investments in complementary companies, technologies and assets. Future acquisitions are subject to the following risks, among others:

o acquisitions may cause a disruption in our ongoing business, distract our management and make it difficult to maintain our standards, controls and procedures;

o we may acquire companies or make strategic alliances in markets in which we have little experience;

o we may not be able successfully to integrate the services, products and personnel of any acquisition or new alliance into our operations;

o we may be required to issue equity securities to pay for acquisitions, which may be dilutive to existing shareholders; and

o our acquisitions may not result in any return on our investment and, as a result, we may lose our entire investment.

Our success is dependent on retaining our current key personnel and attracting
------------------------------------------------------------------------------
additional personnel, particularly in the areas of sales, technical services
----------------------------------------------------------------------------
and customer support.
---------------------

     We believe that our success will depend on continued employment of our senior management team, particularly Tim Rosen, our President, and Leslie Kent, our Secretary- Treasurer, and other key technical personnel for the development of our on-line services and our ability to attract businesses to use our on-line websites for the effective management, purchase and sale of equipment, inventory and assets. Their experience in e-commerce asset management, sales and procurement is important to the establishment of business in the various industries in which we hope to develop e-commerce sites. We do not maintain key-man life insurance on any of our personnel.

     Our success also depends on having a highly trained sales force, telephone ssales group and technical and customer support personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of trained sales, technical and customer support personnel in the on-line service industry could limit our ability to increase sales and to sell services. Competition for personnel, particularly for employees with technical expertise, is intense. New hires also frequently require extensive training before they achieve desired levels of productivity. If we cannot hire and retain suitable personnel, we may not be able to expand and develop new business to business online communities effectively or support those that are developed, resulting in loss of customers and revenues.

Our business may not develop additional revenue sources.
--------------------------------------------------------

     We plan to generate revenues through relationships with strategic partners for the sale of assets and services to particular industries. To generate significant revenues from Internet business-to-business e-commerce, we will have to continue to build these business relationships through our contacts and the expertise of our current or future personnel. We may not be able to form new strategic alliances due to a lack of sufficient financial resources or expertise in a newly targeted industry. If we are not able to build these relationships with strategic partners, we will have difficulty developing additional businesses to generate revenues.

Marketing and distribution alliances may not generate the expected number of
-----------------------------------------------------------------------------
new of new customers or may be terminated.
------------------------------------------

     We intend to use marketing, distribution and strategic trade group alliances with other Internet companies to create traffic on our on-line business communities and, consequently, to generate revenues. These marketing and distribution alliances will allow us to link our on-line websites to Internet search engines and other websites. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' websites.

     We may have difficulty entering into marketing and distribution alliances. These arrangements may not generate the number of new customers we expect. We also cannot assure you that we will be able to enter into these marketing and distribution alliances or renew any marketing and distribution alliance agreements that we are able to establish. If we are unable to establish these alliances or if any of these agreements is terminated, the traffic on our on-line websites might not grow and could decrease.

We may not be able to compete effectively with other providers of e-commerce
----------------------------------------------------------------------------
services.
---------

     We believe that the strongest potential competition does not come from traditional service groups but rather the evolution of the Internet and the types of business-to-business service providers that such evolution will create. As applications for business-to-business e-commerce begin to proliferate and mature, we will continue to compete with other technology companies and traditional service providers that seek to integrate on-line business technologies with their traditional service mix.

     Competition for Internet products and services and electronic business commerce is intense. We expect that competition will continue to intensify.
Barriers to entry are minimal, and competitors can launch new websites at a relatively low cost. We expect that additional companies will establish competing on-line business communities on a stand-alone basis.

     E-commerce applications are in the early stages of development. Currently, the principal focus of e-commerce business-to-business groups is to provide information and generate revenues from advertising. As e-commerce evolves, however, we expect that other entrepreneurs and large, well-known leaders in specific industries will create other niche business-to-business services that may compete with our services.

     These large industry leaders, particularly major original equipment manufacturers, would have better name recognition in the markets that we may target. We also expect competition from large consulting firms and software solution providers, which have begun developing e-commerce applications for their existing clients. The larger financial resources of these competitors may enable them to market to potential buyers and sellers of equipment, inventory, parts and other assets and launch more widespread marketing campaigns that would make it more difficult for us to compete.

 There are many risks associated with international operations.
--------------------------------------------------------------

     As we expand internationally, we are subject to risks of doing business internationally, including the following:

o regulatory requirements that may limit or prevent the offering of our services in local jurisdictions;

o legal uncertainty regarding liability for the listings of our users, including less Internet friendly basic law and unique local laws;

o    government-imposed limitations on access to the Internet;

o    difficulties in staffing and managing foreign operations;

o longer payment cycles, different accounting practices and problems in collecting accounts receivable;

o    political instability;

o    seasonal reductions in business activity;

o    potentially adverse tax consequences; and

o administrative burdens in collecting local taxes, including value-added taxes.

     To the extent we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks relating to foreign currency exchange rate fluctuations.

Our market is intensely competitive.
------------------------------------

     The market for business to business trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software.

Our success depends on our ability to use an effective  Internet  marketing
---------------------------------------------------------------------------
strategy that depends on Internet governance and regulation which are uncertain.
--------------------------------------------------------------------------------

     The future success of our business is dependent on our ability to use an effective Internet marketing strategy. Because the original role of the Internet was to link the government's computers with academic institutions' computers, the Internet was historically administered by organizations that were involved in sponsoring research. Private parties have assumed larger roles in the enhancement and maintenance of the Internet infrastructure. Therefore, it is unclear what organization, if any, will govern the administration of the Internet in the future, including the authorization of domain names.

     The lack of an appropriate organization to govern the administration of the Internet infrastructure and the legal uncertainties that may follow pose risks to the commercial Internet industry and our specific website business. In addition, the effective operation of the Internet and our business is also dependent on the continued mutual cooperation among several organizations that have widely divergent interests, including the government, Internet service providers and developers of system software and software language. These organizations may find that achieving a consensus may become difficult, impossible, time-consuming and costly.

     Although we are not subject to direct regulation in the United States other than federal and state business regulations generally, changes in the regulatory environment could result in the Federal Communications Commission or other United States regulatory agencies directly regulating our business. Additionally, as Internet use becomes more widespread internationally, there is an increased likelihood of international regulation.

     We cannot predict whether or to what extent any new regulation affecting e-commerce will occur. New regulation could increase our costs. For example, we do not collect sales or other similar taxes with respect to the equipment, inventory and other products sold through our on-line communities. One or more states may seek to impose sales tax collection obligations on out-of-state companies like ours that engage in or facilitate e-commerce. State and local governments have made proposals that would impose additional taxes on the sale of goods and services over the Internet. A successful assertion by one or more states or any foreign country that we should collect sales and other taxes on the exchange of equipment, inventory and other goods on our system could increase costs that we could have difficulty recovering from users of our websites.

     Governmental agencies and their designees regulate the acquisition and maintenance of web addresses generally. For example, in the United States, the National Science Foundation had appointed Network Solutions, Inc. as the exclusive registrar for the website names, known as generic top-level addresses, ending in .com, .net and .org. Although Network Solutions no longer has exclusivity, it remains the dominant registrar. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant web addresses in all countries where we conduct business that are consistent with our brand names and marketing strategy. Furthermore, the relationship between regulations governing website addresses and laws protecting trademarks is unclear.

We may face increased access costs from browser providers and Internet
----------------------------------------------------------------------
distribution channels.
----------------------

     Leading website, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services which would increase our cost of doing business.

If we cannot protect our trademarks and domain names we may not be able to
--------------------------------------------------------------------------
maintain future business.
-------------------------

     Proprietary rights are important to our success and our competitive position. We are applying for federal registration of "Lightseek.com" and "LightingBuyer.com" as service marks for use in connection with our electronic commerce services.

     Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We may not be able to protect our domain names for our on-line industry-specific websites as trademarks because those names may be too generic or perceived as describing a product or service or its attributes rather than serving a trademark function.

     If we are unable to protect our proprietary rights in trademarks, service marks and other indications of origin, competitors will be able to use names and marks that are identical or sufficiently similar to ours to cause confusion among potential customers between us and our services and our competitors and their services. This confusion may result in the diversion of business to our competitors or the loss of potential or existing customers. Also, to the extent competitors using identical or similar marks have problems with the quality of their services, this confusion may injure our reputation for quality.

     Litigation against infringers of our service marks, trademarks and similar rights may be expensive. Because of the difficulty in proving damages in trademark litigation, we may have difficulty in recovering damages should we elect to bring an action against infringers of our marks.

We may encounter legal and financial risks in protecting our copyrights and
---------------------------------------------------------------------------
patents.
--------

     While we seek to protect our text, designs and other works of authorship by copyright, we may not be able to detect all possible infringements. Also, copyright protection does not extend to functional features of software and will not be effective to prevent third parties from duplicating our software's capabilities through engineering research and development. The global nature of the Internet makes it impossible to control the ultimate destination of our work; and our copyrights and trademarks may receive limited or no protection in some countries.

Our software may infringe on the patents of third parties.
----------------------------------------------------------

     We have not conducted searches to determine if our software infringes on any patents of third parties. If our software is found to infringe on the copyrights or patents of a third party, the third party could require us to pay royalties for past use and for continued use, or to modify or replace the software to avoid infringement. We cannot assure you that we will be able to modify or replace our software. in addition, claims brought by or against us, could subject us to costly litigation and the diversion of our technical and management personnel.

Concerns regarding security of transactions and transmitting confidential
-------------------------------------------------------------------------
information over the Internet may negatively impact our e-commerce business.
----------------------------------------------------------------------------

     We believe that concern regarding the security of confidential information transmitted over the Internet, including, for example, business and supply requirements, credit card numbers and other forms of payment methods, prevents many potential business customers from engaging in online transactions. If we do not add sufficient security features to future product releases, our services may not gain market acceptance or we may face additional legal exposure.

     Our infrastructure is potentially vulnerable to physical or electronic break-ins, computer viruses, hackers or similar problems caused by employees, customers or other Internet users. If a person circumvents our security measures, that person could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. These risks may require us to make investments and efforts to protect against or remedy security breaches, which would increase the costs of maintaining our websites.

We may be subject to legal liability for publishing or distributing content over
--------------------------------------------------------------------------------
the Internet.
-------------

     We may be subject to legal claims relating to the content in our industry-specific on-line websites, or the downloading and distribution of content. The representations as to the origin and ownership of licensed content that we generally obtain may not adequately protect us. In addition, we draw some of the content provided in our on-line business communities from data compiled by other parties, including governmental and commercial sources. This data may contain errors.

We depend on the continuous introduction of enhanced software capabilities and
------------------------------------------------------------------------------
expansion of our software services, which we may not be able to project
-----------------------------------------------------------------------
accurately.
-----------

     As traffic in our on-line businesses increases, we must upgrade our technology, transaction processing systems and network hardware and software. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our on-line businesses. If we do not appropriately upgrade our systems, network hardware and software on an ongoing basis, we may have difficulty retaining our customers and competing effectively.

     The life cycles of the software used to support our e-commerce services are difficult to predict because the market for our e-commerce websites for sales and procurement of equipment, inventory and assets is new and emerging and is characterized by changing customer needs and industry standards. The introduction of on-line products employing new technologies and industry standards could render our existing system obsolete and unmarketable.

Our business may be harmed by fraudulent activities on our website.
-------------------------------------------------------------------

     Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. While we can suspend the accounts of users who fail to fulfill their obligations to other users, we do not have the ability to require users to make payments or deliver goods or otherwise make users whole. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name.

The inability to expand our systems may limit our growth.
---------------------------------------------------------

     We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our revenues depend on the number of items listed by users, the volume of user auctions that are successfully completed and the final prices paid for the items listed. If the volume of traffic on our website or the number of auctions being conducted by customers continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our service or to timely expand and upgrade our systems and infrastructure to accommodate any increases.

System failures could harm our business.
----------------------------------------

     Our future  success,  and in particular  our ability to  facilitate  trades successfully and provide high quality customer service, will depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems, which are, in general, operated and maintained by third parties. Our systems and operations are vulnerable to damage or interruption from a variety of causes. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions will reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable.

Our business is dependent on the development and maintenance of the web
-----------------------------------------------------------------------
infrastructure.
---------------

     The success of our service will depend largely on the development and maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term. The Web has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it. In addition, the performance of the Web may be harmed by increased users or bandwidth requirements.

Our business is subject to online commerce security risks.
----------------------------------------------------------

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business.

We must keep pace with rapid technological change to remain competitive.
------------------------------------------------------------------------

     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. These market characteristics are worsened by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Web-based products and services. Our future success therefore will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service. Our failure to adapt to such changes would harm our business.

We are controlled by certain stockholders, executive officers and directors.
----------------------------------------------------------------------------

     Upon completion warrant exercise, our officers and directors will own approximately 71.6% of our outstanding common stock. As a result, they have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

Management will have broad discretion over allocation of proceeds from exercise
-------------------------------------------------------------------------------
of the warrants.
----------------

     The net proceeds to us from the exercise of our warrants will be $3,225,000 as all expenses relating to the registration of our shares underlying the warrants are being paid from funds presently in our treasury. We currently have no specific plans for a significant portion of the net proceeds from warrant exercise. Consequently, our management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. We may be unable to yield a significant return on any investment of the proceeds. Substantially all of the proceeds from exercise of our warrants will be invested in short-term, interest-bearing, investment grade government and corporate securities and bank deposits.

We are controlled by certain stockholders, executive officers and directors.
----------------------------------------------------------------------------

     Upon completion warrant exercise, our officers and directors will own approximately 71.6%% of our outstanding common stock. As a result, they have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders such as mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders. Any of these events could decrease the market price of our common stock.

Anti-takeover provisions and our right to issue preferred stock could make a
-----------------------------------------------------------------------------
third party acquisition of us difficult and could deprive stockholders of a
---------------------------------------------------------------------------
takeover premium for their shares.
----------------------------------

     We are a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders.

     Our amended certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of us and would adversely affect the market price of the VerticalBuyer stock or voting and other rights of holders of VerticalBuyer common stock.

CSPI's right to appoint a member of our board of directors and percentage
-------------------------------------------------------------------------
of common stock it will own if it exercises its warrants will permit it to
--------------------------------------------------------------------------
influence, if not control, our direction.
-----------------------------------------

     CSPI has the right to appoint a member of our board of directors and has exercised this right by appointing its Chairman of the Board, Alexander Lupinetti to our board. CSPI presently owns 2,000,000 of 17,000,000 outstanding shares of our common stock and will own approximately 4,281,513 shares out of 20,225,000 outstanding (21.2%) if all of the warrants are exercised. Under the circumstances, it could influence our operations in a manner contrary to the interests of other stockholders.

Fluctuations in our quarterly results may adversely affect our stock price.
---------------------------------------------------------------------------

     Our quarterly operating results will likely vary significantly in the future. Our operating results, from time to time, will likely fall below the expectations of our investors or analysts and others who may be following our stock. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

     Our quarterly operating results may vary depending on a number of factors, including:

o demand of buyers and sellers to use our websites to list and purchase equipment, inventory and parts;

o actions taken by our competitors, including new product introductions, fee schedules, pricing policies and enhancements;

o    size and timing of sales of our services;

o    our ability to control costs;

o budget cycles of buyers and sellers of equipment, inventory and parts and changes in these budget cycles; and

o    general economic factors.

Our common stock price is likely to be highly volatile.
-------------------------------------------------------

     We initially intend that our common stock trade on the Over-the-Counter Bulletin Board. The market price of our common stock is likely to be highly volatile, as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Our shareholders may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to this volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the past 24 months and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below those historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

Factors that could cause this  volatility  may include,  among other  things:

o    actual or anticipated variations in quarterly operating results;

o    announcements of technological innovations;

o    new sales formats or new products or services;

o    changes in financial estimates by securities analysts;

o    conditions or trends in the lighting industry;

o    conditions or trends in the Internet industry;

o    changes in the market valuations of other Internet companies;

o announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

o    changes in capital commitments;

o    additions or departures of key personnel; and

o    sales of our common stock.

     Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

Shares eligible for future sales by our current stockholders may adversely
--------------------------------------------------------------------------
affect the market price of our stock price.
-------------------------------------------

     If our existing shareholders, particularly Tim Rosen, our President, Leslie Kent, our Treasurer, and CSPI, our major investor and the holder of most of our warrants, sell in the public market substantial amounts of our common stock, including shares issued on the exercise of outstanding options and warrants, the market price of our common stock could fall.

The  exercise  of  warrants  will cause  dilute the  interests  of existing
---------------------------------------------------------------------------
stockholders   and   purchasers  of our  common  stock  from  CSPI  or  its
---------------------------------------------------------------------------
stockholders.
-------------

     We presently have 17,000,000 shares of our common stock outstanding. If all the warrants are exercised, we will have 20,225,000 shares outstanding. Thus, the percentage of shares owned by all existing stockholders and those who purchase from CSPI or its stockholders who receive our shares as a dividend, will be reduced proportionately as warrants are exercised.

                                    DILUTION


     Our net tangible book value as of March 31, 2000 was $1,652,057. For purpose of the following table, our net tangible book value has been taken to be the consolidated book value of VerticalBuyer on March 31, 2000. Our net tangible book value per share was $0.10. Net tangible book value represents our net tangible assets which are our total assets less our total liabilities and intangible assets. The warrant exercise price is $1.00 which represents both gross and net proceeds per share as there are no commissions associated with warrant exercise and all expenses of registering the shares underlying the warrants are being paid from funds in our treasury. The pro forma net tangible book value after warrant exercise will be $4,877,057. The pro forma net tangible book value per share after warrant exercise will be $0.24 per share. The shares purchased by warrantholders who exercise their warrants will be diluted $0.76 or 76.0%. As of March 31, 2000, 17,000,000 shares of our common stock were outstanding. Dilution represents the difference between the warrant exercise price and the net pro forma tangible book value per share immediately following the exercise of our Warrants.

     The following table illustrates the dilution which will be experienced by warrantholders who exercise their warrants:

Warrant exercise price...............................................    $1.00
Net Tangible book value per share as of March 31, 2000...............    $0.10
Pro-forma net tangible book value per share after warrant exercise...    $0.24
Pro-forma increase per share attributable to warrant exercise........    $0.14
Pro-forma dilution to warrant holders who exercise their warrants....    $0.76

     The following table sets forth, as of the date of the prospectus, the percentage of equity to be purchased by warrant holders who exercise their warrants compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the shares by the warrant holders as compared to the total consideration paid by our present stockholders.

Common Stockholder
------------------
                                                            Percentage of
                           Shares Purchased              common shares owned
                      -------------------------        ----------------------
                                      Pro-forma                     Pro-forma
                         As of        after all         As of       after all
                       March 31,     warrants are      March 31,   warrants are
                         2000         exercised         2000        exercised
                       ---------------------------------------------------------
New Investors               -          3,225,000         0.0%         15.9%
Existing Shareholders
Founders               14,250,000     14,250,000        83.8%         70.5%
CSPI                    2,000,000      2,000,000        11.8%          9.9%
Consultants               750,000        750,000         4.4%          3.7%
                       17,000,000     17,000,000       100.0%         84.1%
                       17,000,000     20,225,000       100.0%        100.0%

Common Stockholder
------------------
                                                            Percentage of
                         Cash Consideration              common shares owned
                      -------------------------        ----------------------
                                      Pro-forma                     Pro-forma
                         As of        after all         As of       after all
                       March 31,     warrants are      March 31,   warrants are
                         2000         exercised         2000        exercised
                       ---------------------------------------------------------

New Investors          $        -     $3,225,000           0.0%         15.9%

Existing Shareholders:
Founders                     1,615         1,615           0.1%          0.0%
CSPI                     2,000,000     2,000,000          96.3%         37.7%
Consultants                 75,000        75,000           3.6%          1.4%
                         2,076,615     2,076,615         100.0%         39.2%
                        $2,076,615    $5,301,615         100.0%        100.0%

                                 USE OF PROCEEDS

     Both gross and net proceeds of warrant exercise will be $3,225,000 as all costs associated with registration of the shares of our common stock underlying the warrants have been or will be paid from funds presently in our treasury. We will use funds raised through warrant exercise for working capital needs and, as a result, they are unallocated. Prior to use, all of the proceeds from warrant exercise will be invested in short-term, interest-bearing, investment grade government and corporate securities and bank deposits.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000.

                                                       March 31, 2000
                                                       --------------

Long-term debt                                             $      -

Stockholders' equity:
 Common stock, $.001 par value; authorized
   50,000,000 shares, issued and outstanding
   17,000,000 shares;                                        17,000
 Preferred stock, $.001 par value; authorized
   5,000,000 shares, issued and outstanding -0-.                  -

Additional paid-in capital                                1,845,365
Accumulated other comprehensive income                        1,651
Accumulated deficit                                        (211,959)
Total stockholders' equity                                1,652,057
                                                         -----------

Total capitalization                                     $1,652,057
                                                         ===========

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview
--------

     We develop and operate business to business Internet e-commerce sites in vertical market sectors. Our initial focus will be in the global commercial lighting market.

     We commenced our operations in May, 1999 as Lightseek Limited, a United Kingdom corporation. Lightseek was acquired by VerticalBuyer, Inc., a Delaware Corporation, in a transaction categorized as a reverse takeover on February 24, 2000 and have transferred our United States operations to VerticalBuyer. In a reverse takeover, the business of the acquired company becomes the business of the parent. We began development of our first website, an information portal called www.Lightseek.com, in June 1999. Our business-to-business auction website, www.LightingBuyer.com, commenced operations in February 2000. We recently booked our first auction sales. In February, 2000, we commenced operations of www.financeBuyer.com our small business online financing website. Finally, in May, 2000, we launched www.LightingNews.com, a 24 hour/7 day news center for the global commercial lighting industry. Other than Tim Rosen,
President, and Leslie Kent, Secretary/Treasurer, we presently employ no personnel having outsourced all required activities.

     Most of our present income arises from advertising. However, we anticipate ultimately that most of our income will be derived from fees derived from auction sales.

     We do not charge fees to buyers and, to date, we have chosen not to sell advertising on our auction website. Sellers pay a nominal placement fee to list items for sale. Sellers also pay a success fee for each item sold, equal to 5% of the gross value of each transaction.

     Revenues from placement fees are recognized when an item is listed; revenues relating to success fees are recognized at the time that an auction is successfully concluded. At no point during the auction process do we take possession of the item being sold. Successful buyers' payments are held in an escrow account until the goods are received by the buyer.

     Our business model differs from those of online sellers of goods. Because individual sellers list the items, we do not incur any cost for goods sold, nor do we pay procurement, carrying or shipping costs and bear no inventory risk. Thus, we anticipate that any growth in our expenses will be driven by increases in expenditures for advertising and promotion and the development of additional websites. We anticipate increases in our expenses, and in particular advertising, promotion and personnel, in our effort to grow our business-to-business sales.

     We are a development company and have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations. Assuming our common stock trades on a recognized market, in that event, the future trading price of our common stock would almost certainly decline.

Results of Operations
---------------------

     The following table sets forth, for the quarter ended March 31, 2000 and for the period from our inception (May 13, 1999) through December 31, 1999, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from and should be read in conjunction with the unaudited consolidated financial statements of VerticalBuyer, Inc. as of and for the quarter ended March 31, 2000 and the audited financial statements as of and for the period from May 13, 1999 to December 31, 1999 of our subsidiary, Lightseek Limited which are presented elsewhere in this prospectus. The operating results are not necessarily indicative of the results that may be expected for any future period.

                                                             Period from
                                      Quarter Ended          May 13, 1999
                                                                  to
                                      March 31, 2000       December 31, 1999
                                      --------------       -----------------

Net revenues                         $ 10,320    100.0%     $21,945     100.0%
Cost of net revenues                    7,094     68.7%      22,025     100.4%

Gross profit                            3,226     31.3%         (80)     (0.4)%

Operating expenses:
  Sales and marketing                  15,227    147.5%       3,165      14.4%
  Product development                  36,248    351.2%      13,686      62.4%
  General and administrative          145,795   1412.7%       8,342      38.0%

Total operating expenses              197,270   1911.5%      25,193     114.8%

(Loss) from operations               (194,044) (1880.3)%    (25,273)   (115.2)%

Interest income (expense), net          7,358     71.3%           0       0.0%

Net (loss)                          $(186,686) (1809.0)%   $(25,273)   (115.2)%

Revenues
--------

     Revenues were $10,320 and $21,945 for the quarter ended March 31, 2000 and the period ended December 31, 1999, respectively. These revenues consist substantially of advertising sales on our www.lightseek.com site. Sales for the balance of 2000 and in future years will be of an unknown mix of commissions from auction sales, site sponsorships and advertising revenues.

Cost of Sales
-------------

     Cost of sales were $7,094 and $22,025 for the quarter ended March 31, 2000 and the period ended December 31, 1999, respectively. These costs consist of Internet service provider connectivity charges and the amortization of purchased hardware and software.

Sales and Marketing Expense
---------------------------

     Our sales and marketing expenses have been nominal to date and primarily consist of expenditures for sales and marketing activity, including advertising, and other promotional costs.

Product Development Expense
---------------------------

     Product development expenses were $36,248 and $13,686 for the quarter ended March 31, 2000 and the period ended December 31, 1999, respectively. These costs consist principally of payments for editorial and technical support, web site operations, advertising production, and consulting costs related to enhancing the features of the Company's Web sites. Product development costs are generally expensed as incurred, except for certain costs relating to the acquisition or development of internal-use software which are capitalized in accordance with Emerging Issues Task Force ("EITF") No. 2000-02 "Accounting for Web Site Development Costs".

General and Administrative Expense
----------------------------------

     Our general and administrative expenses amounted to $145,795 and $8,342 for the quarter ended March 31, 2000 and the period ended December 31, 1999, respectively. This expense category includes compensation and travel and entertainment reimbursements paid to Tim Rosen and Leslie Kent for business development, contract negotiations, and other general corporate purposes, print and stationary expense and professional services.

     The initial cash funding of both www.lightseek.com and www.lightingbuyer.com was principally undertaken by Rosen & Kent, the private partnership of the two founder stockholders. As a result, we did not incur any principal debt during the period. Thus, our cash flow has no meaningful significance in terms of future developments.

     Capital expenditures to date consist solely of the acquisition of web site related hardware and software. These expenditures amounted to $151,823 and $46,382 during the quarter ended March 31, 2000 and the period ended December 31, 1999, respectively.

     We believe that our existing cash, cash equivalents and short-term investments and any cash generated from operations together with the proceeds from warrant exercise will be sufficient to fund our operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter, we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, our business could suffer. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced.

Year 2000 Issues
----------------

     We have not suffered any programming problems as a result of Year 2000 issues. In the development of our programming, we endeavor to use only vendors and contractors who are Year 2000 compliant. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues within our systems or services.

                                    BUSINESS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

History
-------

     Tim Rosen, our President, and Leslie Kent, our Secretary/Treasurer conceived the concept of a business to business internet site in October, 1998. The original concept was to create an online database of United Kingdom lighting companies where buyers could search for product information from lighting companies. In December, 1998, Rosen & Kent, a partnership of Messrs. Rosen and Kent, commissioned an interactive web designer to develop a website with the top-level name of www.lightseek.com. Lightseek.com is an information provider or portal site aimed at lighting designers, electrical contractors or architects with a lighting design practice. In May, 1999, Rosen & Kent formed Lightseek Ltd., a United Kingdom corporation.

     In September, 1999, Rosen & Kent created an information page on the lightseek.com website for a prospective auction site, www.lightingbuyer.com. This information page elicited in excess of 600 responses from companies and individuals seeking to register as either buyers or sellers or both. In November, 1999, Rosen & Kent commissioned the development of an auction site capable of allowing sellers to list products for sale in an English auction format. English auctions are ascending auctions where each subsequent bidder must bid a higher price to conclude a purchase at the end of the pre-defined auction period. The site went live in February, 2000.

     Between October and December, 1999, Rosen & Kent registered a number of domain names, including www.lightseek.com, www.lightingbuyer.com, www.finance - buyer.com, www.electricalbuyer.com, www.constructionbuyer.com, www.autoparts - buyer.com, www.aviationbuyer.com, www.fmbuyer.com, www.marinebuyer.com and www.shippingbuyer.com.

     In February, 2000, Rosen & Kent transferred its interest in the commercial lighting internet information and auction business, including intellectual property rights, including web domain names, to Lightseek in return for 14,050 ordinary shares, representing all of Lightseek's capital stock valued at nominal consideration. Lightseek then issued 200 additional ordinary shares to the website developers of the www.lightseek.com website as partial compensation for their services. In March, 2000, VerticalBuyer, an inactive corporation, acquired all the capital stock of Lightseek for 14,250,000 shares of its common stock (7,025,000 shares to Mr. Rosen, 7,025,000 shares to Mr. Kent and 200,000 shares to the website developers Anthony Meyers and Paul Meyers). In addition, VerticalBuyer issued 750,000 shares of its common stock and 150,000 "D" warrants for services consisting of structuring the acquisition of Lightseek by VerticalBuyer, introducing the founders of Lightseek to the management of CSPI, structuring the acquisition of shares of our common stock and warrants to purchase additional shares at $1.00. The warrants are unvalued as the exercise price is the same as the purchase price of the shares purchased by CSPI and the warrants owned by CSPI.

General
-------

     We were incorporated on September 24, 1999, and serve as a holding company of Lightseek, our wholly owned United Kingdom subsidiary and as an operating company for our United States operations. We are a business-to-business company specializing in the creation of web-based news portals and marketplaces. We intend to develop a portfolio of business to business news and auction sites in some or all of the domain names we own. We refer to this kind of website as a vertical portal - a website dedicated to a specific industry for use by companies in that particular industry to buy and sell products and services. Aside from our sites involving the lighting industry, we have not as yet started the development of any additional sites and cannot predict which business sites will be developed. However, the underlying software architecture of both our lighting news site and lighting auction exchange site are extensible. Thus, we can rapidly deploy additional sites with a minimum of further software development.

     Our technology permits us to offer to buyers and sellers a variety of transaction methods including fixed price sales, auctions and electronic procurement. Our technology can be applied and customized across a broad spectrum of industries. We seek to generate revenue from transaction fees as well as from advertising on our news portals. Currently, we own and operate one news portal and one e-commerce site relating to the commercial lighting industry, as well as a finance portal.

     Our operating model is to spread our administrative and logistical functions across a broad range of markets. Thus, the marginal cost of entering new markets is small since one of the major costs associated with establishing Internet sites on which products are purchased and sold is the capital cost of developing the core technology architecture. Our management approach is for each of our vertical market sites to be led by an industry expert whose principal responsibility will be to focus on business development. Operational tasks are the responsibility of our central operations facility based in Kingston upon Thames, England and Billerica, Massachusetts.

     Some of the key elements of our strategy are:

o growing the community of buyers and sellers so that we become the preferred method of purchasing and selling excess inventory in the areas in which we develop websites;

o expanding the number and product categories in each of our websites so as to attract additional buyers and sellers;

o    increasing   buyers'  trust  through  checking  of  sellers'   credibility,
     verification of user and insurance;

o    enhancing the features and functionality of our websites;

o expanding value-added services, such as scanning and uploading photographs of listed items, arranging shipping of purchased goods and arranging financing of purchases; and

o developing international markets by actively marketing and promoting our website in selected countries.

     In addition to developing new vertical markets, we intend to pursue acquisition opportunities, strategic alliances and act as an incubator for ventures. However, we have not as yet identified any potential business to acquire.

LightingBuyer.com
-----------------

     LightingBuyer.com's purpose is to facilitate the buying and selling of surplus stock for the lighting industry. In addition to services provided through its website located at www.lightingbuyer.com, we intend to provide related services in inventory evaluation, inventory cataloging and the private sale or auction of surplus equipment. LightingBuyer.com's available listings originate largely from overstocked, never-used inventories held by companies based mainly in the United States. LightingBuyer.com also makes available products from foreign companies.

     We expect that transaction fees will constitute LightingBuyer.com's principal compensation. Clients seeking to accelerate the sale of surplus inventories can arrange for on-line auctions through our website. In a general auction, bidding is permitted on equipment and products of multiple sellers for a listed period of time, and sales are consummated for the items listed at the close of bidding.

     Users can browse the site and review auction listings. However, we require buyers and seller to register in order to participate in the auction process. Upon registration, buyers may place bids on products immediately. We check sellers' credentials, including credit history, in an approval process that can take up to 48 hours. Sellers can list their products for sale using an Internet wizard that guides them through the protocols of listing items for auction sale, providing details such as product description, asking price and shipping details. Sellers may enter additional information such as product images, reserve pricing, product dimensions and weight. A seller can publish an auction listing as soon as when satisfied with the content of the listing. The website provides comprehensive categories of lighting products, such as bulbs, fixtures, ballasts (the supports for fluorescent lighting fixtures), components and controls along with detailed subcategories.

     Originally, the functionality of the site permitted prospective buyers to bid only in an English auction format. In April and May, 2000, we began to offer an additional auction format known as reverse auction for buyers to place requests for products on which suppliers are invited to bid.

     Reverse auctions tend to be used by buyers requesting offers from sellers for products they require. A reverse auction works on the basis of a buyer setting a maximum price it wishes to pay for an item. Sellers then bid in amounts below the maximum set by the buyer. The bargain is struck at lowest price accepted by the buyer.

     Unlike many business-to-business or business-to-consumer auction sites, we facilitate the transaction between buyers and sellers once there has been a successful bid. Our management believes that left to their own devices, seller and buyers fail to complete transactions even when there is active bidding and a successful bid above a seller's reserve price. Consequently, we provide as part of our site software that permits the buyer to calculate shipping costs provides online assistance in arranging the logistics, and, if requested, keys into the online software integrated to the United Parcel Service.

     Additionally, and of equal importance, we are able to arrange the flow of capital between buyer and seller so that both parties are protected. We have established an escrow account into which buyers may deposit the purchase proceeds. We release funds to the seller only when the buyer is satisfied with the goods. To avoid intractable disputes, we also offer arbitration by independent arbitrators and, where required, we will organize third party valuations and inspections of stock.

     In order to avoid uncertainty with the system and to reassure buyers and sellers, we also offer online customer service support in a live chat room. We intend in the near future to offer additional personal services to private auction clients including consolidation of stock from various distribution centers to a single site and repackaging and relabeling to maintain branded standards on an international basis.

Competition
-----------

     We believe that we compete favorably with competing sites because of the functionality of our e-commerce software and support services. We differentiate ourselves from many of our market competitors through the expertise of our strategic partners and internal management and operations expertise. Our management believes that the companies that operate certain competing websites do not have the management experience within the industries their websites seek to penetrate. Many of these Internet companies base their competitive strength on their technology. We believe that our strength is based on our experience within the targeted industry and its strategic alliance partners.

     Other companies do operate Internet websites that currently list lighting parts and equipment for sale and auction. To the best of our knowledge, these companies do not have the business skills, business methodologies or industry related expertise that LightingBuyer.com provides through its internal operations.

     Competitive websites include the following:

o Tradeout.com is a general auction site spanning many industries in that it is not industry specific or buyer targeted.

o i2i.com is a new auction/exchange site. It has very few listings and is not targeting specific categories of the business audience.

o GE SupplyLight.com is the GE Lighting E-commerce site. It only stocks GE lamps from normal stock.

o Grainger.com sells a broad range of industrial products. Its site is essentially an online catalog.

LightingNews
------------

     In October, 1999, we approached Philips Lighting Company, a division of Philips Electronics North America Corporation, with a concept to create a global newswire service for the commercial lighting industry. After discussions, Philips agreed to sponsor an online news forum entitled "www.lightingnews.com" which was launched in the second quarter of 2000. It will allow lighting companies and suppliers to post their press releases on a continuous as needed basis, initially free of charge. In the future, charges will be made for adding product images, website links and other information. The site has been designed to be simple to use and news suppliers that could be a client company or its public relations firm will be able to post material directly to the site.

     Registered users of the site can search by product category, application (for example, lighting for industry, for institutions, for residences etc.), people or corporation information. Users can also personalize the site to take account of individual preferences. They can also customize a newsletter entitled My Lighting News which contains news alerts and set the frequency at which they receive it. In essence, rather than visiting the site, readers can receive information via email in the categories they have selected and at the frequency at which they wish to receive it. The software is scalable in that it allows for a virtually unlimited increase in subscribers or users and also permits added functionality and the creation of sites for additional vertical industry sectors.

Lightseek
---------

     We presently operate Lightseek.com that provides business-to-business online services that facilitate the exchange of information within the global lighting industry. Lightseek.com is initially focused on providing news, articles, industry forums, recruitment services and product information for the lighting industry. Its revenues have been derived from advertising fees.

     The Lightseek.com site presently consists of a buyers' guide containing contact information for almost all UK lighting companies, shop fronts where advertisers can display information about their product lines, contacts to their websites and where they can receive online inquiries from their prospective buyers. The site also contains a message forum where industry professionals can exchange opinions and ask questions of their peers. It also contains an events diary of industry expositions and conferences. Since inception, the focus of Lightseek.com has moved from being UK centric to international in scale. The major change has been to feature international news in particular news from the United States on the site. The site is also accepting international buyers' guide listings.

FinanceBuyer
------------

     One of the domain names transferred to Lightseek by Rosen & Kent was www.financebuyer.com. We have entered into an agreement with SierraCities, Inc., an online financial institution which allows visitors to this website to apply for loans and equipment leases online and to obtain action on the financing request within a few minutes. Lightseek receives a commission on all financing placed through the site.

Marketing
---------

     We have retained KCSA, Inc. a New York City-based public relations and investor relations advisory firm. KCSA will undertake trade public relations in order to attract a critical mass of buyers and sellers initially to our LightBuyer and eventually to other of our websites as well as providing investor relations cousultancy. KCSA intends to place press releases and articles in trade and business publications. We have and intend to continue to purchase banner advertisements and key words on related trade websites and search engines. We also plan a print advertising campaign in trade journals. In addition, we intend to undertake a direct mail campaign targeted to sellers and buyers, participate in trade shows and hire a sales force to make sales calls on leading companies in the industry.

Employees
---------

     As of March 28, 2000, we had no employees but employed consultants or consultant companies. We have employed Tim Rosen, our President, and Leslie Kent, our Secretary Treasurer, since April, 2000.

Facilities
----------

     As of May 31, our principal administrative facilities are located in the premises of CSPI, 40 Linell Circle, Billerica, Massachusetts 01821 in Billerica under a securities purchase and facilities agreement pursuant to which office space, computers and administrative personnel are provided to us free of charge for six months. Our marketing and research and development office is located in an office of 800 square feet at 7 Gough House, 57 Eden Street,
Kingston-Upon-Thames, England pursuant to an oral agreement with an affiliated party at the rate of one pound annually. We believe that our existing facilities are adequate to meet our needs for the immediate future and that future growth can be accommodated by leasing additional or alternative space near our current facilities.

                                   MANAGEMENT

Executive Officers and Directors
--------------------------------

     The following table sets forth certain information regarding the executive officers and directors of the Company as of March 28, 2000:

 Name                          Age    Position                          Since
 ----                          ---    --------                          -----

Timothy Neil David Rosen        43    President, Chief Executive        2/2000
40 Linell Circle                      Officer and a Director
Billerica, MA 01821

Leslie Kent                     45    Secretary, Treasurer, Chief       2/2000
40 Linell Circle                      Financial Officer and a Director
Billerica, MA 01821

Joseph Donahue (1)(2)           53    Director                          2/2000
40 Linell Circle
Billerica, MA 01821

Alexander R. Lupinetti (1)(2)   54    Director                          2/2000
40 Linell Circle
Billerica, MA 01821

-----------------------------------

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

     Tim Rosen has been Commercial Director of Lightseek since its inception in May, 1999 and of our company since February, 2000. From 1988 to date, he has been a partner, with Leslie Kent, Secretary/Treasurer, in Rosen & Kent, a management consultancy. The partnership also incubates new business ventures. Since 1988, he has also been a director of Litech Ltd., a specialist fiber optic lighting provider for the commercial lighting industry. From 1983 to 1988, Mr. Rosen was a director of OmniMedia plc, a digital video and CD-ROM publisher/developer which traded on the Alternative Investment Market of the London Stock Exchange. From 1983 to 1988, Mr. Rosen was a director of Oxford House College, a London-based computer training and language school which was sold to its employees. He was also a director, from 1983 to 1988 of Catalyst Communications Group plc, a marketing and media group quoted on the London Stock Exchange which was sold to another public company, Holmes & Marchant plc. Rosen & Kent founded Homeshield Warranty, Co. in 1982 as a joint venture with Pentland Industries plc, an English public company. Homeshield marketed extended warranties for household appliances and was sold to a trade buyer in 1984. Mr. Rosen served as an account supervisor at Craton Lodge and Knight plc, a new product development agency, from 1981 to 1982 and at Grey Advertising from 1979 to 1981. He is a member of the National Association of Auctioneers. Mr. Rosen received his B.Sc (Econ.) Magna cum Laude in Business Administration from the Institute of Science and Technology, University of Wales in 1979.

     Leslie John Kent has been Marketing Director of Lightseek since its inception in May, 1999 and, Secretary/Treasurer of our company since February, 2000. From 1988 to 1999, he was a partner, with Tim Rosen, our President, in Rosen & Kent, a management consultancy. The partnership also incubates new business ventures. Since 1988, he has also been a director in Litech Ltd., a specialist fiber optic lighting provider for the commercial lighting industry. From 1983 to 1988, Mr. Kent was a director of OmniMedia plc, a digital video and CD-ROM publisher/developer which traded on the Alternative Investment Market of the London Stock Exchange. From 1983 to 1988, Mr. Kent was a director of Oxford House College, a London-based computer training and language school which was sold to its employees. He was also a director, from 1983 to 1988 of Catalyst Communications Group plc, a marketing and media group quoted on the London Stock Exchange which was sold to another public company, Holmes & Marchant plc. Rosen & Kent founded Homeshield Warranty, Co. Ltd. in 1982 as a joint venture with Pentland Industries plc, an English public company. Homeshield marketed extended warranties for household appliances and was sold to a trade buyer in 1984. In 1981, Mr. Kent was an advertising account manager at Boase Massimi Pollity plc, from 1979 to 1981 for Grey Advertising and from 1977 to 1979 for Ted Bates. He is an associate member of the Institution of Lighting Engineers and Secretary of The Fibre Optic Lighting Association. Mr. Kent received his Master of Arts in Philosophy, Politics and Economics from St. Edmund Hall, Oxford University, in 1977.

     Joseph Donahue has been principal and President since 1994 of Donahue & Associates, Trumbull, Connecticut, a financial consultancy which initiates and arranges acquisitions. From 1982 to 1994, he was Executive Vice-President, Corporate Finance of Sterling & Company, Los Angeles, California. Mr. Donahue was International Investment Director of Specialized Systems, Inc., San Diego, California in 1981 and a consultant and principal, from 1973 to 1981, in the purchase, sale, exchange, salvage and chartering and management of yachts. He received his B.A. in European History from the University of California at San Diego in 1973 and attended University of Mexico in 1971 and San Diego City College in 1970.

     Alexander R. Lupinetti as been a Director of CSPI since 1996; Chairman of the Class III Board of Directors since January 1998; Chief Executive Officer and President of CSPI since October 1996; President and Chief Executive Officer of each of TCAM Systems Inc., Shared Systems Corporation and SoftCom Systems, Inc., subsidiaries of Stratus Computer Inc., from 1987 to 1996.

Board Committees
----------------

     The Audit Committee of our Board consists of Joseph Donahue and Alexander Lupinetti. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The Compensation Committee of our Board consists of Joseph Donahue and Alexander Lupinetti. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. Compensation Committee Interlocks and Insider Participation None of the members of the compensation committee of our board was at any time since our formation one of our officers or employees.

Director Compensation
---------------------

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

Executive Compensation
----------------------

     The following table shows compensation earned during fiscal 1999 by our President. The information in the table includes salaries, bonuses, stock options granted and other miscellaneous compensation. No executive officer who held office at December 31, 1999 received total annual compensation in excess of $100,000 in 1999.

                                                   Summary Compensation Table
                                                                               Long-Term and Other
                                                Annual Compensation               Compensation
                                         ---------------------------------   -----------------------
                                                                              Number of
                                                                              Securities
                                   Fiscal                    Other Annual     Underlying    All Other
Name and 1999 Principal Positions   Year   Salary  Bonus(1) Compensation(2)     Options     Compensation
---------------------------------  ------ -------- -------- ---------------   ----------    ------------

Tim Rosen, President                1999   None     None      None              None           None



     The following executive officers received grants of options in 2000 pursuant to the Year 2000 Stock Option Plan.

                            Option Grants During 2000

                                 Percentage                         Potential Realizable
                                  of Total                           Value at Assumed
                     Number of    Options                           Annual Rates of Stock
                    Securities   Granted to                          Price Appreciation
                    Underlying   Employees   Exercise                 for Option Term(2)
                     Options      during    Price Per Expiration   -----------------------
Name                 Granted(1)     2000       Share      Date       0%     5%       10%
----                 ---------- ----------  --------- ----------   ------ ------- --------


Tim Rosen             250,000      16.7%       $1.00    4 Years      0      53,877  116,025

Leslie Kent           250,000      16.7%       $1.00    4 Years      0      53,877  116,025

Joseph Donahue        250,000      16.7%       $1.00    4 Years      0      53,877  116,025

Alexander Lupinetti   250,000      16.7%       $1.00    4 Years      0      53,877  116,025

----------------------
(1) Options granted in 2000 were granted under the Year 2000 Plan. All options granted were immediately exercisable and were either nonstatutory stock options. These options were granted by our board of directors and vested immediately.

(2) Since we are not public, the market price as of the date of issuance is assumed to be $1.00 as this is the exercise price of the options as well as all outstanding warrants.

Compensation  Arrangements
--------------------------

     We have not entered into employment contracts with any of our management employees. Mr. Rosen and Mr. Kent have received salaries at the rate of $150,000 per annum since April 1, 2000. Both also receive health insurance and a vehicle allowance.

Indemnification of Directors and Executive Officers and Limitation of
---------------------------------------------------------------------
Liability
---------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Bylaws provide that (1) the Company is required to indemnify its directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and the rights conferred in the our Bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.
                       CERTAIN RELATED PARTY TRANSACTIONS

     On March 2, 2000, we purchased all the capital stock of Lightseek from its owners, including Tim Rosen, President and Leslie Kent, Secretary/Treasurer for an aggregate of 14,250,000 shares. On that date, we also paid for consulting, including structuring our acquisition of LightSeek, introduction to CSPI and structuring the relationship with CSPI for 750,000 shares of our common stock, including 375,000 shares to Joseph Donahue, a Director and $150,000 of which Mr. Donahue received $75,000 and 150,000 Class D warrants. We have awarded an aggregate of 1,000,000 nonstatutory stock options exercisable at $1.00 pursuant to our Year 2000 Option Plan to our directors and an aggregate of 300,000 bonus options to members of our committees and to consultants.

     On March 2, 2000, we sold 2,000,000 shares of our common stock and three redeemable common stock purchase warrants (Class A, Class B and Class C) carrying the right to purchase in the aggregate 3,000,000 of our shares to CSPI. The options are exercisable at $1.00 and expire two years after the date of an effective registration statement relating to the underlying shares of our common stock. The Class A warrants are redeemable in the event there is an effective registration statement relating to the underlying shares of our common stock; the Class B warrants are redeemable if the closing price of our common stock on the market on which it trades exceeds $2.00 for a period of twenty consecutive days; and the Class C warrants are redeemable if the closing price of our common stock on the market on which it trades exceeds $3.00 for a period of twenty consecutive days. CSPI intends to distribute as a dividend 718,487 of our shares ratable to the holders of its common stock. Finally, we sold at $.10 each, 150,000 Class D warrants to holders of bonus options of CSPI. The Class D warrants are not redeemable, but are otherwise identical to the other classes of warrant.

     Tim Rosen, President, and Leslie Kent, Treasurer, have each received a salary of $150,000 per annum since April 1, 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 31, 2000 by each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock, each of our directors and executive officers and all executive officers and directors as a group.

                             Shares of Common Stock
                             Beneficially Owned (1)
                             ----------------------
                                  Prior to                     After
                               Warrant Exercise           Warrant Exercise
                               ----------------           ----------------
  Name                       Number      Percent         Number       Percent
  ----                       ------      -------         ------       -------
Timothy Rosen              7,025,000      41.3%        7,025,000       34.7%
Leslie Kent                7,025,000      41.3%        7,025,000       34.7%
Joseph Donahue               375,000       2.2%          375,000        1.4%
Alexander Lupinetti                0       0.0%           47,017        0.2%(3)
CSP Inc.                   2,000,000      11.8%        4,281,513(2)    21.2%
Directors and officers    14,425,000      84.9%       14,472,017       71.6%
(4 persons)

----------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock underlying warrants or options that are currently exercisable or exercisable within 60 days of May 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The above table does not include shares underlying bonus options since no such options are exercisable within 60 days of May 31, 2000.

     The percentage of beneficial ownership is based on 17,000,000 shares of our common stock outstanding as of May 31, 2000 and, after warrant exercise, on 20,225,000 shares of our common stock outstanding.

(2) Includes the distribution of 718,487 of our shares of common stock by CSPI ratably to its stockholders shortly after the effective date of the registration statement of which this prospectus is a part.

(3)  Does not include exercise of warrants owned by Mr. Lupinetti.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

     We are authorized to issue 50 million shares of common stock, $.001 par value per share, of which 17,000,000 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of our common stock is, and all shares of common stock to be outstanding upon exercise of the warrants will be, fully paid and nonassessable.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Delaware law, to provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Common Stock Purchase Warrants
------------------------------

     We have issued to CSPI three classes of redeemable common stock warrant. Each class is exercisable for a period of two years commencing the date of the prospectus. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.00. The common stock underlying the warrants will, upon exercise of the warrants, be validly issued, fully paid and non-assessable. The warrants will be subject to redemption, at any time, for $0.001 per warrant, upon 30 days' prior written notice under the following circumstances: as to the "A" Warrants, in the event there is an effective registration statement relating to the shares underlying the "A" warrants; as to the "B" Warrants in the event there is an effective registration statement relating to the shares underlying the "B" warrants and, in addition, if the bid closing price on the market in which our common stock trades for a period of twenty consecutive days exceeds $2.00 per share ending within ten days prior to the date of the notice of redemption; and as to the "C" Warrants, in the event there is an effective registration statement relating to the shares underlying the "C" warrants and, in addition, if the bid closing price on the market in which our common stock trades for a period of twenty consecutive days exceeds $2.00 per share ending within ten days prior to the date of the notice of redemption.

     The warrants can only be exercised when there is a current effective registration statement covering the underlying shares of common stock. If we do not obtain or are unable to maintain a current effective registration statement, warrantholders will be unable to exercise them and they may become valueless. Moreover, if the shares of common stock underlying the warrants are not registered or qualified for sale in the state in which a warrantholder resides, such holder might not be permitted to exercise any warrants.

     Warrants may be exercised by surrendering the warrant certificate, with the form of election to purchase printed on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price, to us or the warrant agent. Warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of unexercised warrants.

     Warrantholders are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up, holders of the warrants are not entitled to participate in our assets.

     For the life of the warrants, holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of our common stock and would result in a dilution of the percentage ownership of then existing stockholders. The terms upon which we may obtain additional capital may be adversely affected through the period in which the warrants remain exercisable. The holders of these warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the warrants.

     We have issued to certain consultants and have sold to holders of CSPI bonus options, in proportion to their holdings, our Class "D" Warrants. We may not redeem these warrants, but otherwise they are identical to the other classes of warrant.

Registration Rights
-------------------

     Pursuant to a registration rights agreement between us and CSPI, dated March 2, 2000, we agreed to file a registration statement relating to the shares of our common stock issued to CSPI and the shares of our common stock underlying the warrants issued to CSPI and issued to CSPI bonus option holders. We agreed to assume all registration expenses pursuant to the registration rights agreement. In the event, the registration statement is not effective within 90 days of the date of the agreement, we have agreed to issue to CSPI additional shares of our common stock equal to one percent of the shares purchased by CSPI for each full month, prorated daily, after 90 days, continuing through the date the registration statement is declared effective by the SEC. Our obligations will expire upon the earlier of the effectiveness of the registration statement or the date all of the shares covered by the registration rights agreement may be sold by under Rule 144 under the Securities Act without volume restrictions.

Future Financing
----------------

     In the event the proceeds of warrant exercise are not sufficient the development and growth of our business, we may seek additional financing. At this time we believe that the proceeds of exercise of existing warrants, will be sufficient for such purpose and therefore do not expect to issue any additional securities at this time. However, we may issue additional securities, incur debt or procure other types of financing if needed. We have not entered into any agreements, plans or proposals for such financing and as of present have no plans to do so. If we require additional financing, there is no guarantee that such financing will be available to us or if available that such financing will be on terms acceptable to us.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31st.

Dividends
---------

     We have only been recently organized, have no earnings and have paid no dividends to date. We anticipate that we will reinvest all earnings, if any, in our business and do not anticipate declaring or paying dividends in the foreseeable future.

Transfer Agent
--------------

     We have appointed Olde Monmouth Stock Transfer Co., Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716 as transfer agent for our shares of common stock and our warrants.

                              SELLING STOCKHOLDERS

     The following table sets forth the persons or entities that are offering their shares of common stock in this prospectus and the number of shares of common stock being offered by each selling stockholder:

                                   Shares Owned Prior    Shares Owned After
                                     to the Offering       the Offering
                                   ------------------    ------------------
                          Number
                        of Shares
Selling Stockholder     Offered      Number     Percent   Number   Percent
--------------------- ------------ ----------   -------   ------   --------
CSP Inc.               5,000,000   5,000,000     25.0%     -0-       -0-%
William Bent               2,126       2,126      (3)      -0-       -0-%
Albert Bessey                 94          94      (3)      -0-       -0-%
Steven Bollinger             342         342      (3)      -0-       -0-%
Robert Crigler               500         500      (3)      -0-       -0-%
Kevin Chiavelli              114         114      (3)      -0-       -0-%
Ron Cook                     908         908      (3)      -0-       -0-%
George Corbett               114         114      (3)      -0-       -0-%
Richard Cushman              285         285      (3)      -0-       -0-%
Frank D'Alessandro           160         160      (3)      -0-       -0-%
James Deluco                 228         228      (3)      -0-       -0-%
Amy Dexter                   548         548      (3)      -0-       -0-%
Sally Dowds                  171         171      (3)      -0-       -0-%
Fernando Delaville           343         343      (3)      -0-       -0-%
Steve Demange                 69          69      (3)      -0-       -0-%
Philippe Gauthier          1,071       1,071      (3)      -0-       -0-%
Anthony Gentile           50,000      50,000      (3)      -0-       -0-%
Daniel Gould                 171         171      (3)      -0-       -0-%
Robert Gove                  433         433      (3)      -0-       -0-%
Mark Hababu                  228         228      (3)      -0-       -0-%
Leonard Hook                 126         126      (3)      -0-       -0-%
James C. Shelton             605         605      (3)      -0-       -0-%
Karen Lacroix                188         188      (3)      -0-       -0-%
Gary Levine                6,484       6,484      (3)      -0-       -0-%
Alexander Lupinetti(4)    47,017      47,017      (3)      -0-       -0-%
David J. Lyons               605         605      (3)      -0-       -0-%
Brian Miller               1,299       1,299      (3)      -0-       -0-%
Dorothy Morris               114         114      (3)      -0-       -0-%
Faustino Mora                908         908      (3)      -0-       -0-%
Joseph Parent                228         228      (3)      -0-       -0-%
Walter Pastucha            1,799       1,799      (3)      -0-       -0-%
Joel Pensley              50,000     200,000      1.2%   150,000     (3)
Bernard Pelon                593         593      (3)      -0-       -0-%
David Packwood               171         171      (3)      -0-       -0-%
Stephan Pfeil                250         250      (3)      -0-       -0-%
Jack Phinney                 228         228      (3)      -0-       -0-%
Sharon Sacco                 422         422      (3)      -0-       -0-%
Felicitas Schaub             250         250      (3)      -0-       -0-%
Eric Schwegler                46          46      (3)      -0-       -0-%
Sanford Smith                605         605      (3)      -0-       -0-%
Bradley Stamp              3,152       3,152      (3)      -0-       -0-%
Michael Stern                207         207      (3)      -0-       -0-%
James Waggett                965         965      (3)      -0-       -0-%
George Weast              50,000      50,000      (3)      -0-       -0-%
Richard Whipple              456         456      (3)      -0-       -0-%
Robert Williams              377         377      (3)      -0-       -0-%

---------------------

(1) Calculated for each selling stockholder based on 17,000,000 shares of our common stock presently outstanding plus the shares specified for that person in footnote (2).

(2) All of the shares being offered are issuable upon the exercise of warrants except for the shares purchased by CSPI.

(3)  Indicates less than one percent of the total outstanding common stock.

(4) Mr. Lupinetti is a director. Because the total number of shares which he will receive is less than 1% of our total outstanding shares, Rule 144 will not limit the number of shares of our common stock which he may sell in any three month period.

(5) If all the warrants are exercised, the number of outstanding shares of our common stock will increase from 17,000,000 to 20,225,000. The percentage of our common stock owned by all existing shareholders as well as those who purchase shares sold by CSPI or by its stockholders to whom it intends to distribute shares will be proportionally diluted.

                              PLAN OF DISTRIBUTION

Conduct of the Offering
-----------------------

     CSPI has indicated to us that it intends to distribute to its stockholders 718,487 shares of our common stock on a basis of one share for every five shares of CSPI owned. CSPI has set a record date of July 7, 2000, as the date on which the identity of the CSPI stockholders and number of CSPI shares of common stock owned will be set for purposes of the distribution of our shares. CSPI intends to make the distribution as soon as practicable after the date of the prospectus. CSPI will include in such distribution to each stockholder of record and to depositories certificates representing the shares distributed, a copy of the prospectus, a calculation indicating the number of shares of our common stock to be distributed and a cover letter explaining the transaction.

     Warrantholders may exercise their warrants by completing the exercise form on the reverse of each warrant certificate. The CSPI warrants are redeemable. We anticipate calling each class of warrant for redemption if the conditions for that particular warrant class are met. The class "D" warrants are not redeemable.

     We have retained no broker-dealer in connection with the distribution of our shares to the stockholders of CSPI nor in connection with the exercise of our warrants by CSPI or other warrantholders or of the sale of the shares of our common stock underlying the warrants.

Method of Subscribing
---------------------

     CSPI, its transferees, if any, or other warrantholders may exercise their warrants by filling in and signing the exercise sheet attached to the warrant and delivering it to us prior to the expiration date of each warrant. Exercising warrantholders must pay $1.00 in cash or by check, bank draft or postal express money order payable in United States dollars to us for each share they desire to purchase and, in the event of partial exercise, will receive from us a new warrant representing the right to subscribe for the remaining shares of our common stock.

     We are registering our common stock on behalf of the selling stockholders. Selling stockholders are free to offer and sell their shares of common stock at such times, in such manner and at such prices as they determine. The common stock may be offered by the selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act to sell their common stock, if they meet the criteria and conform to the requirements of that rule.

     There is no underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders. The selling stockholders have advised us that sales of common stock may be effected from time to time by the following means:

o transactions on the over-the-counter bulletin board, including block transactions;

o    negotiated transactions;

o    through the writing of options on the common stock; and

o a combination of the above methods of sale at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

     Selling stockholders may sell common stock directly to purchasers or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

     The selling stockholders and any broker-dealers that act in connection with the sale of their common stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because selling stockholders may be deemed to be underwriters, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a distribution of their common stock, any selling stockholder, any selling broker-dealer and any affiliated purchasers may be subject to Regulation M which prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with that distribution.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon exercise of the warrants, assuming no exercise of outstanding bonus options, we will have outstanding 20,225,000 shares of our common stock. Of these shares, the 5,225,000 shares registered herein or underlying warrants, when exercised, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 222,500 shares assuming all the warrants are exercised) or (2) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. We have not filed a registration statement relating to the shares subject to outstanding options under our Year 2000 Option Plan.

     We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair the our ability to raise capital through the sale of our equity securities.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on form SB-2 to register the shares of our common stock issued to CSPI and the shares underlying the warrants. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

     You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of our business and the shares of our common stock underlying the warrants.

                                LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS


     Roger L. Fidler, Esq., 163 South Street, Hackensack, New Jersey 07601 is passing upon the validity of the shares to be sold by selling stockholders, and the shares underlying the warrants.

                              FINANCIAL STATEMENTS


     The following are our financial statements, with independent auditor's report for Lightseek Limited for the period from inception, May 13, 1999, to December 31, 1999.

                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders
Lightseek Limited


     We have audited the accompanying balance sheet of Lightseek Limited (the "Company") (a development stage company) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from May 13, 1999 (inception) through December 31, 1999. These financial statements are prepared in accordance with U.S. generally accepted accounting principles and are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.





             New York, New York
             March 13, 2000

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 1999



ASSETS
Current assets:
    Accounts receivable                                           $  1,565
    Prepaid expenses                                                 7,591
                                                                  ---------
           Total current assets                                      9,156

Purchased software, net of accumulated
    depreciation of $7,729                                          38,653
                                                                   --------
                                                                  $ 47,809
                                                                  =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Cash overdraft                                               $     423
    Accrued expenses                                                 7,881
    Due to affiliate (Note 4)                                       53,069
    Deferred revenue                                                10,094
                                                                 ----------
           Total current liabilities                                71,467

Stockholders' equity (deficit):
    Common stock, $1.61 par value; 100,000 shares
      authorized, 1,000 issued and outstanding                       1,615
    Retained deficit accumulated during the development stage      (25,273)
                                                                 ----------
           Total stockholders' (deficit)                           (23,658)
                                                                 ----------
                                                                   $47,809
                                                                 ==========



                             See accompanying notes.

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
     For the Period from May 13, 1999 (Inception) through December 31, 1999




Revenues                                             $ 21,945

Cost of sales                                          22,025
                                                     ---------
Gross profit                                              (80)
                                                     ---------
Operating expenses:
    Sales and marketing                                 3,165
    Product development                                13,686
    General and administrative                          8,342
                                                     ---------
      Total operating expenses                         25,193
                                                     ---------
Net (loss)                                           $(25,273)
                                                     =========




                             See accompanying notes.

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDER'S EQUITY
     For the Period from May 13, 1999 (Inception) through December 31, 1999






                                  Common Stock          Accumulated
                                 Shares      Amount    (Deficit)      Total

Balance, at inception             1,000      $1,615     $      -     $   1,615

Net (loss)                           -           -       (25,273)      (25,273)
                                  -----      ------     ---------     ---------
Balance, December 31, 1999        1,000      $1,615     $(25,273)     $(23,658)






                            See accompanying notes.

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
     For the Period from May 13, 1999 (Inception) through December 31, 1999



Operating activities:
    Net (loss)                                                       $(25,273)
    Adjustments to reconcile net (loss) to net cash
      provided by operating activities:
        Depreciation of property and equipment                          7,729
        Change in operating assets and liabilities:
          Accounts receivable                                          (1,565)
          Prepaid expenses                                             (7,591)
          Accrued expenses                                              7,881
          Deferred revenue                                             10,094
                                                                      --------
             Net cash provided by operating activities                 (8,725)
                                                                      --------
Investing activities:
   Acquisition of property and equipment                              (46,382)
                                                                      --------
             Net cash (used in) investing activities                  (46,382)
                                                                      --------
Financing activities:
   Proceeds from issuance of common stock                               1,615
   Due to affiliate                                                    53,069
                                                                      --------
             Net cash provided by financing activities                 54,684
                                                                      --------
Decrease in cash                                                         (423)

Cash - beginning of period                                                  -
                                                                      --------
Cash - end of period                                                $    (423)
                                                                    ==========


Supplemental disclosure of cash flow information:
    Cash paid during the period for:
        Interest                                                    $      20
                                                                    ==========
        Income taxes                                                $       -
                                                                    ==========

                            See accompanying notes.

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999


Note 1 - Organization and nature of business
--------------------------------------------

     Lightseek Limited (the "Company") was incorporated in the United Kingdom on May 13, 1999. The Company is principally engaged in the development of Internet sites designed to exploit Business-to-Business e-commerce opportunities within the global commercial electrical and lighting markets.

     The Company is a development stage company as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Company", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

Note 2 - Summary of significant accounting policies
---------------------------------------------------

     The following summary of the Company's significant accounting policies is presented as an integral part of the accompanying financial statements.

Use of estimates
----------------

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of credit risk
-----------------------------

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company currently places all of its cash with one financial institution and believes it is not exposed to any significant credit risk on cash. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history. The Company since inception has not incurred any credit losses and believes that its trade accounts receivable credit risk exposure is limited.

Property and equipment
----------------------

     Purchased   software  and  computer   equipment  are  stated  at  cost  and
depreciated using the straight-line method over the estimated useful lives of the respective assets, which is 3 years.

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999

Note 1 - Organization  and nature of business (continued)
---------------------------------------------------------

Revenue recognition
-------------------

     The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. Advertising revenues from both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed.

Cost of sales
-------------

     Cost of sales consists of expenses associated with the production of the Company's online media properties. These costs consist primarily of fees paid to third parties for Web-site hosting charges and the depreciation of purchased software and computer equipment.

Note 2 - Summary of significant accounting policies
---------------------------------------------------

Product development expenses
----------------------------

     Product development expenses are primarily attributable to consulting costs related to enhancing the features and functionality of the Company's Web sites and transaction-processing systems, as well as increased investment in systems and telecommunications infrastructure and new product offerings. Product development costs are generally expensed as incurred, except for certain costs relating to the acquisition or development of internal-use software that are capitalized in accordance with the American Institute of Certified Public
Accountant's Statement of Position No. 98-1 "Accounting for the costs of computer software developed or obtained for internal use".

Foreign currency translation gain or (loss)
-------------------------------------------

     The Company's functional currency is the British Pound. The accompanying financial statements have been translated to United States dollars using a year-end rate of exchange for assets and liabilities, and average rates of exchange for revenues and expenses. Translation gains (losses) are included in comprehensive income and accumulated as a separate component of stockholders' equity. The weighted average exchange rate of the British Pound to the U.S. Dollar for the period from May 13 through December 31, 1999 was virtually identical to the year-end rate of exchange and, accordingly, there was no transaction gain or loss for this period.

Income taxes
------------

     Deferred income taxes are provided on a liability method whereby deferred tax assets are established for the difference between the financial reporting and income tax basis of assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                                LIGHTSEEK LIMITED
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999


Note 3 - Due to affiliate
-------------------------

     At December 31, 1999, the Company owed an affiliated entity $53,069 for cash advances and certain software acquisitions paid on its behalf. This affiliate payable is non-interest bearing.

Note 4 - Commitments
--------------------

     The Company has an agreement with an investment banking firm under which it has agreed to pay a fund raising fee of 7% of all funds raised as a result of such firms direct involvement in all successful issues, including convertible securities, debt, cash injections and equity issues. In future successful fund raising efforts whereby the investment banking firm is indirectly involved in an intermediary position, the fee will be reduced to 1.5% of the amount raised.

Note 5 - Subsequent events
--------------------------

     On February 24, 2000, the Company acquired certain Domain Names and a Web-site with the URL lightingbuyer.com from the shareholders of the Company in exchange for 13,250 shares of the Company's authorized common stock.

     On March 1, 2000, the Company was acquired by and became a wholly-owned subsidiary of VerticalBuyer, Inc., a Delaware corporation ("VerticalBuyer"). On that date, VerticalBuyer issued 14,250,000 shares of its common stock to the shareholders of the Company in exchange for all of the outstanding common stock of the Company. The acquisition will be accounted for as a pooling of interests.

     On March 2, 2000, VerticalBuyer entered into a Securities Purchase and Facilities Agreement (the "Agreement") with CSP Inc., a U.S. publicly traded company ("CSPI"), under which CSPI purchased two million shares of VerticalBuyer's common stock and redeemable warrants to purchase up to an additional three million shares of such stock for an aggregate purchase price of $2 million. The three classes of warrants (Class A, Class B and Class C) entitle CSPI, subject to certain conditions and the occurrence of certain events, to purchase up to one million shares each of VerticalBuyer's common stock at an exercise price of $1 per share. The warrants are exercisable for a period of two years beginning on the effective date of a registration statement covering the underlying shares. In a Memorandum of Understanding that was executed in connection with the Agreement, CSPI agreed to provide VerticalBuyer free of charge approximately 1,000 square feet of office space and various accounting services for a period of six months. After the six-month period, VerticalBuyer and CSPI will negotiate a fee structure for the ongoing use of the office space and accounting services.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 2000
                                   (Unaudited)



ASSETS
Current assets:
    Cash and equivalents                                        $1,694,699
    Accounts receivable                                             92,232
    Prepaid expenses                                                12,910
                                                                -----------
           Total current assets                                  1,799,841

Property and equipment, net of accumulated depreciation
    of $24,520                                                     173,685
                                                                -----------
                                                                $1,973,526
                                                                ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accrued liabilities                                        $   180,675
    Due to affiliate (Note 3)                                       49,337
    Deferred revenue                                                91,457
                                                               ------------
           Total current liabilities                               321,469

Stockholders' equity (deficit):
    Common stock, $.001 par value; 50,000,000 shares
      authorized, 17,000,000 issued and outstanding                 17,000
    Preferred stock, $.001 par value; 5,000,000 shares
      authorized, none issued and outstanding                            -
    Additional paid-in capital                                   1,845,365
    Accumulated other comprehensive income                           1,651
    Retained deficit accumulated during the development stage     (211,959)
                                                                -----------
           Total stockholders' equity                            1,652,057
                                                                -----------

                                                                $1,973,526
                                                                ===========

                            See accompanying notes.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                        CONSOLIDATED STATEMENTS OF INCOME
                         AND OTHER COMPREHENSIVE INCOME
                  For the Three Months Ended March 31, 2000 and
         the Period from May 13, 1999 (Inception) through March 31, 2000
                                   (Unaudited)



                                       Three Months            May 13, 1999
                                          Ended            (Inception) through
                                       March 31, 2000         March 31, 2000
                                       --------------      -------------------
Revenues                                $    10,320            $   32,265

Cost of sales                                 7,094                29,119
                                        ------------           -----------
Gross profit                                  3,226                 3,146
                                        ------------           -----------
Operating expenses:
    Sales and marketing                      15,227                18,392
    Product development                      36,248                49,934
    General and administrative              145,795               154,137
                                        ------------           -----------

      Total operating expenses              197,270               222,463
                                        ------------           -----------

(Loss) from operations                     (194,044)             (219,317)

Interest income (expense), net                7,358                 7,358
                                        ------------           -----------

Net (loss)                                 (186,686)             (211,959)

Other comprehensive income (loss):
 Foreign currency translation adjustment      1,651                 1,651
                                        ------------           -----------

Comprehensive income (loss)               $(185,035)            $(210,308)
                                        ============           ===========



                             See accompanying notes.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the Three Months Ended March 31, 2000 and
         the Period from May 13, 1999 (Inception) through March 31, 2000
                                   (Unaudited)


                                                                                                       Accumulated
                                                                             Additional                   Other
                                               Common Stock       Preferred    Paid-in    Retained    Comprehensive
                                               ------------
                                            Shares       Amount     Stock      Capital    (Deficit)       Income          Total
                                            ------       ------     -----      -------    ---------    ------------      -------

 Recapitalization of Lightseek Limited    14,250,000    $14,250     $    -   $  (12,635)   $      -      $        -    $     1,615

 Issuance of common stock:
  CSP, Inc.                                2,000,000      2,000          -    1,998,000           -               -      2,000,000
  Others                                     750,000        750          -         (750)          -               -              -

 Acquisition of warrants                           -          -          -          750           -               -            750

 Capital acquisition fees                          -          -          -     (140,000)          -               -       (140,000)

 Foreign currency translation
  adjustment                                       -          -          -            -           -            1,651         1,651

 Net loss for the period from
  May 13, 1999 through March 31, 2000              -          -          -            -     (211,959)              -      (211,959)
                                          ----------    -------      -----   ----------    ----------         -----     -----------

 Balance at March 31, 2000                17,000,000    $17,000      $   -   $1,845,365    $(211,959)         $1,651    $1,652,057
                                          ==========    =======      =====   ==========    ==========         ======    ===========



                            See accompanying notes.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the Three Months Ended March 31, 2000 and
         the Period from May 13, 1999 (Inception) through March 31, 2000
                                   (Unaudited)

                                                                 May 13, 1999
                                                   Three Months   (Inception)
                                                      Ended          through
                                                  March 31, 2000  March 31, 2000
                                                  --------------  --------------
Operating activities:
  Net (loss)                                       $  (186,686)     $(211,959)
  Adjustments to reconcile net (loss) to net cash
    (used) by operating activities:
      Depreciation of property and equipment            16,791         24,520
      Change in operating assets and liabilities:
        Accounts receivable                            (90,668)       (92,232)
        Prepaid expenses                                (4,569)       (12,160)
        Accrued expenses                               130,295        138,176
        Deferred revenue                                81,363         91,457
                                                    ----------     -----------
          Net cash (used) by operating activities      (53,474)       (62,198)
                                                    ----------     -----------

Investing activities:
  Acquisition of property and equipment               (151,823)      (198,206)
                                                    ----------     -----------
          Net cash (used) by investing activities     (151,823)      (198,206)
                                                    ----------     -----------

Financing activities:
  Proceeds from issuance of common stock             2,000,000      2,001,615
   Repayment of affiliate advances                      (3,732)        49,337
   Fund raising fees                                   (97,500)       (97,500)
                                                    ----------     -----------
          Net cash provided by financing activities  1,898,768      1,953,452
                                                    ----------     -----------

Effect of exchange rate differences on cash and
  cash equivalents                                       1,651          1,651
                                                    ----------     -----------

Increase in cash and cash equivalents                1,695,122      1,694,699

Cash and cash equivalents - beginning of period           (423)             -
                                                    ----------     -----------

Cash and cash equivalents - end of period           $1,694,699     $1,694,699
                                                    ===========    ===========



                             See accompanying notes.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2000

Note 1 - Organization,  nature of business and basis of presentation
--------------------------------------------------------------------

     The consolidated financial statements include the accounts of VerticalBuyer, Inc ("VerticalBuyer") and its wholly owned subsidiary Lightseek Limited ("Lightseek"). VerticalBuyer, a Delaware corporation, was incorporated on September 24, 1999 and on March 1, 2000 issued 14,250,000 shares of its common stock to the shareholders of the Lightseek in exchange for all of the outstanding common stock of Lightseek. The acquisition has been accounted for in a manner similar to a pooling of interests since it occurred between entities under common control. As such, the consolidated financial statements give retroactive effect of the acquisition to January 1, 2000. VerticalBuyer and Lightseek are collectively referred to as the "Company". All significant intercompany transactions and balances have been eliminated in consolidation.

     Lightseek was incorporated in the United Kingdom on May 13, 1999. The Company is principally engaged in the development of Internet sites designed to exploit Business-to-Business e-commerce opportunities within the global commercial electrical and lighting markets.

     The Company is a development stage company as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. While the Company's planned principal operations have commenced, the Company has not yet recognized significant revenues from such principal operations.

Note 2 - Summary of significant accounting policies
---------------------------------------------------

     The following summary of the Company's significant accounting policies is presented as an integral part of the accompanying financial statements.

Use of estimates
----------------

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

     The Company considers all bank money market accounts and other investments that can be liquidated on demand or with an original maturity of three months or less to be cash equivalents.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2000

Note 1 - Organization,  nature of business and basis of presentation (continued)
--------------------------------------------------------------------------------

Concentrations of credit risk
-----------------------------

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company currently places all of its cash with one financial institution and believes it is not exposed to any significant credit risk on cash. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history. The Company since inception has not incurred any credit losses and believes that its trade accounts receivable credit risk exposure is limited.

Note 2 - Summary of significant accounting policies
---------------------------------------------------

Property and equipment
----------------------

     Purchased   software  and  computer   equipment  are  stated  at  cost  and
depreciated using the straight-line method over the estimated useful lives of the respective assets, which is 3 years.

Revenue recognition
-------------------

     The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. Advertising revenues from both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed.

Cost of sales
-------------

     Cost of sales consists of expenses associated with the production of the Company's online media properties. These costs consist primarily of fees paid for Web-site hosting and hardware maintenance along with the depreciation of purchased software and computer equipment.

Product development expenses
----------------------------

     Product development costs such as content development, editorial management, and modifications to graphics are generally expensed as incurred, except for certain costs relating to the acquisition or development of internal-use software which are capitalized in accordance with Emerging Issues Task Force ("EITF") No. 2000-02 "Accounting for Web Site Development Costs".

Foreign currency translation gain or (loss)
-------------------------------------------

     Lightseek's functional currency is the British Pound. The accompanying financial statements have been translated to United States dollars using a year-end rate of exchange for assets and liabilities, and average rates of exchange for revenues and expenses. Translation gains (losses) are included in other comprehensive income and accumulated as a separate component of stockholders' equity.

                               VERTICALBUYER, INC.
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2000

Note 2 - Summary of significant accounting policies (continued)
---------------------------------------------------------------

Income taxes
------------

     Deferred income taxes are provided on a liability method whereby deferred tax assets are established for the difference between the financial reporting and income tax basis of assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Note 3 - Due to affiliate
-------------------------

     At March 31, 2000, the Company owed an affiliated entity approximately $49,000 for cash advances and certain software acquisitions paid on its behalf. This affiliate payable is non-interest bearing.

Note 4 - Stockholders' equity
-----------------------------

     On March 1, 2000, Verticalbuyer issued 750,000 shares of its common stock as payment for certain fund raising related consulting services.

     On March 2, 2000, VerticalBuyer entered into a Securities Purchase and Facilities Agreement with CSP Inc., a U.S. publicly traded company ("CSPI"), under which CSPI purchased two million shares of VerticalBuyer's common stock and redeemable warrants to purchase up to an additional three million shares of such stock for an aggregate purchase price of $2 million. The three classes of warrants (Class A, Class B and Class C) entitle CSPI, subject to certain conditions and the occurrence of certain events, to purchase up to one million shares each of VerticalBuyer's common stock at an exercise price of $1 per share. These warrants, along with 225,000 Class D warrants which were issued in March 2000 and are also exercisable at $1 per share, are exercisable for a period of two years beginning on the effective date of a registration statement covering the underlying shares.

     In connection with CSPI's acquisition of  VerticalBuyer's  common stock and redeemable warrants, the Company incurred a fund raising fee of $140,000 representing 7% of the funds raised.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     Effective February 24, 2000, VerticalBuyer acquired all the outstanding shares of Lightseek. The acquisition has been accounted for as a "reverse takeover" by Lightseek, and characterized as a recapitalization of Lightseek for accounting purposes.

     The following Unaudited Pro Forma Consolidated Financial Information (the "Pro Forma Financial Information") is based on the historical financial statements of Lightseek Limited and has been prepared to illustrate the effects of the Recapitalization. See "Recapitalization".

     The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1999 has been prepared as if the Recapitalization had occurred on that date. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended
December 31, 1999 gives effect to the Recapitalization as if it also had occurred as of December 31, 1999.

     The Pro Forma Financial Information is not necessarily indicative of the actual results of operations or financial position of the Company at and for the year ended December 31, 1999 and does not purport to represent the Company's results of operations for future periods or its future financial position.

     The Pro Forma Financial Information should be read in conjunction with the Historical Financial Statements of Lightseek Limited and notes thereto which are included elsewhere in this Prospectus. In management's opinion, the Pro Forma Financial Information includes all adjustments necessary to reflect the effects of the Merger and other transactions described below.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

                               VERTICALBUYER, INC.
                 UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET
                             As of December 31, 1999

                                           Lightseek   Pro-Forma
                                            Limited   Adjustments    Pro-Forma
                                           ---------  ------------   ---------
ASSETS
Current assets:
   Cash and cash equivalents             $        -    $1,860,000    $1,860,000
   Accounts receivable                        1,565             -         1,565
   Prepaid expenses                           7,591             -         7,591
     Total current assets                     9,156     1,860,000     1,869,156
Property and equipment, net                  38,653             -        38,653
                                          $  47,809    $1,860,000    $1,907,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Cash overdraft                         $     423  $          -    $      423
   Accrued expenses                           7,881             -         7,881
   Due to affiliate                          53,069             -        53,069
   Deferred revenue                          10,094             -        10,094
     Total current liabilities               71,467             -        71,467

Stockholders' equity:
   Common stock                               1,615        15,385 (a)    17,000
   Additional paid-in capital                     -     1,844,615 (a) 1,844,615
   Retained earnings                        (25,273)            -       (25,273)
     Total stockholders' equity             (23,658)    1,860,000     1,836,342
                                           ---------   ----------    -----------
                                           $ 47,809    $1,860,000    $1,907,809
                                           =========   ==========    ==========

             NOTES TO UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET

(a)  Reflects the impact on cash and stockholders' equity of the following:

                                                         Additional
                                              Common      Paid-in
                                               Stock      Capital      Total
                                             --------  -----------  -----------
(i)   the acquisition of Lightseek with the
      exchange of 14,250,000 shares of
      VerticalBuyer's common stock for all
      of the common stock of Lightseek        $12,635  $   (12,635) $         -

(ii)  the issuance of VerticalBuyer's
      common stock and warrants to
      CSP Inc. ("CSPI")                         2,000    1,998,000    2,000,000

(iii) the issuance of 750,000 shares of
      VerticalBuyer's common stock in
      payment of certain consulting fees
      incurred in connection with raising
      capital                                     750         (750)           0

(iv)  to record fund raising fees payable
      equal to 7% of the $2 million stock
      acquisition by CSPI                           0     (140,000)    (140,000)
                                              -------   -----------  -----------
                                              $15,385   $1,844,615   $1,860,000

                               VERTICALBUYER, INC.
       UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999





                         Lightseek        Pro-Forma
                          Limited         Adjustments          Pro-Forma
                         --------         -----------          ---------
Revenues               $  21,945    $              -            $ 21,945

Cost of sales             22,025                   -              22,025
                        ---------       -------------            ---------

Gross profit                 (80)                  -                 (80)
Operating expenses        25,193                   -              25,193
                        ---------      -------------            ---------

Net (loss)              $(25,273)      $           -            $(25,273)
                        =========      =============            =========






                                      F18

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of VerticalBuyer, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Ninth and Tenth of the Registrant's certificate of incorporation provide as follows:

                                    NINTH:

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                    TENTH:

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

1. INDEMNIFICATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
     fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The
     termination  of  any  action,  suit  or  proceeding  by  judgment,   order,
     settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

2. DERIVATIVE ACTION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

3. SUCCESSFUL DEFENSE. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

4. AUTHORIZATION. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

5. ADVANCES. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

6. NONEXCLUSIVITY. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

7. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

8.   "CORPORATION"  DEFINED.  For  purpose  of this  action,  references  to the
     "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

Item 25.  Expenses of Issuance and Distribution

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

    Securities and Exchange Commission Registration Fee     $   1,326.88
    Legal Fees                                                 20,000.00
    Accounting Fees                                            10,000.00
    Printing and Engraving                                      2,000.00
    Blue Sky Qualification Fees and Expenses                      950.00
    Transfer Agent Fee                                          5,000.00
    Miscellaneous                                               1,673.12
                                                            ------------
      TOTAL                                                 $  40,000.00

Item 26.  Recent Sales of Unregistered Securities

     The Registrant purchased all the issued and outstanding capital stock of Lightseek Limited from four individuals, including Tim Rosen, President, and Leslie Kent, Secretary/Treasurer, having a book value as of December 31, 1999 of $(23,658) in exchange for an aggregate of 14,250,000 shares of its common stock in February, 2000, and issued 750,000 shares of its common stock in exchange for consulting services valued at $75,000 . In March, 2000, the Registrant issued 2,000,000 shares of its common stock and 3,000,000 common stock purchase warrants for $2,000,000 to CSP Inc. and 225,000 warrants to certain consultants. The warrants are exercisable at $1.00. In March, 2000, the Registrant also issued 1,300,000 bonus options to 10 persons, including, Tim Rosen, President, Leslie Kent, Secretary/ Treasurer, Joseph Donahue, a Director and Alexander Lupinetti, a Director (each of whom received 250,000 bonus options) pursuant to its Year 2000 Option Plan. The options are exercisable at $1.00 for a period of three years.

     These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

EXHIBITS

Item 27.

 3.1    Certificate of Incorporation(1)

 3.2    Amendment to the Certificate of Incorporation(1)

 3.3    By-Laws(1)

 4.1    Specimen Certificate of Common Stock(1)

 4.2    Form of "A" Warrant(1)

 4.3    Form of "B" Warrant(1)

 4.4    Form of "C" Warrant(1)

 4.5    Form of "D" Warrant(1)

 5.1    Opinion of Counsel(1)

 5.1    Revised Opinion of Counsel

10.1    Securities Purchase and Facilities Agreement(1)

10.2    Registration Rights Agreement(1)

10.3    Voting Agreement(1)

10.4    Letter accompanying CSPI's distribution of shares to its stockholders(2)

23.1    Accountant's Consent to Use Opinion(1)

23.2    Counsel's Consent to Use Opinion(1)

23.3    Accountant's Consent to Use Opinion

23.4   Counsel's Consent to Use Opinion

-------------------------------------

1.   Previously  submitted with registration  statement on Form SB-2 on April 5,
     2000

2.   To be submitted by amendment.

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Item 28.

UNDERTAKINGS

    The Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

     (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deposit into the Escrow Account at the closing, certificates in such denominations and registered in such names as required by the Company to permit prompt delivery to each purchaser upon release of such securities from the Escrow Account in accordance with Rule 419 of Regulation C under the Securities Act. Pursuant to Rule 419, these certificates shall be deposited into an escrow account, not to be released until a business combination is consummated.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this first amendment to the registration statement to be signed on its behalf by the undersigned, in the Kingston-Upon-Thames, United Kingdom on June 12, 2000.



                                  VERTICALBUYER, INC.


                                  By: /s/Tim Rosen
                                     ---------------------------
                                     Tim Rosen, President and
                                        Chief Executive Officer

                                     /s/Leslie Kent
                                     ---------------------------
                                     Leslie Kent, Treasurer and
                                         Chief Financial Officer


     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

/s/Tim Rosen
-------------------------------                        Dated: June 12, 2000
Tim Rosen
President, Treasurer, Director

/s/Leslie Kent
-------------------------------                        Dated: June 12, 2000
Leslie Kent
Secretary, Director

/s/Joseph Donahue
-------------------------------                        Dated: June 12, 2000
Joseph Donahue
Director

/s/Alexander Lupinetti
-------------------------------                        Dated: June 12, 2000
Alexander Lupinetti
Director

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